Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

POPE & TALBOT, INC.,

POPE & TALBOT LTD.,

POPE & TALBOT PULP SALES U.S., INC.,

MACKENZIE PULP LAND LTD.,

P&T POWER COMPANY,

and

PT PINDO DELI PULP AND PAPER MILLS

Dated as of January 8, 2008

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EXHIBITS

Exhibit 1.01(a)	—	Form of Omnibus Assignment of Lease

Exhibit 1.01(b)	—	Form of Assignment of Transferred Intellectual Property

Exhibit 1.01(c)	—	Form of Bill of Sale and Instrument of Assignment of Assets and Assumption of Liabilities

Exhibit 1.01(d)	—	Form of Deed and Land Transfer and Forms of Warranty Deeds (U.S.)

Exhibit 1.01(e)	—	Form of General Conveyance

Exhibit 1.01(f)	—	Sellers’ Knowledge

Exhibit 1.01(g)	—	Principles and Procedures for Inventory Valuation

Exhibit 2.04	—	Form of Deposit Escrow Agreement

Exhibit 2.07(b)	—	Form of Price Adjustment Escrow Agreement

Exhibit 2.08	—	Form of Independent Accounting Firm Escrow Agreement

Exhibit 2.09(a)	—	Form of Asserted Cure Costs Escrow Agreement

Exhibit 2.10	—	Form of FIRPTA Sum Escrow Agreement

Exhibit 7.02(m)	—	Key Employees

Exhibit 7.02(o)	—	General Release

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ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 8, 2008, among Pope & Talbot, Inc. (“PTI”), a corporation organized under the laws of the State of Delaware, Pope & Talbot Ltd. (“PTL”), a corporation organized under the federal laws of Canada, Pope & Talbot Pulp Sales U.S., Inc. (“PTPSUS”), a corporation organized under the laws of the State of Delaware, Mackenzie Pulp Land Ltd. (“MPL”), a corporation organized under the laws of the Province of British Columbia and, to the extent that the Option (as defined herein) is exercised, P&T Power Company (“PTPC”), a corporation organized under the laws of Oregon (collectively, the “Sellers” and individually, a “Seller”), and PT Pindo Deli Pulp and Paper Mills (the “Purchaser”), an Indonesian corporation.

RECITALS

WHEREAS, the Sellers are collectively engaged in the business of the manufacture at the Mills, and the sale of, kraft pulp and related products (the “Business”);

WHEREAS, the Sellers and certain of their Affiliates have commenced voluntary cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to chapter 11 of title 11, United States Code (the “Bankruptcy Code”), and the Sellers and certain of their Affiliates have commenced proceedings (the “Canadian Proceedings”) pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) by way of the Initial Order of the Honourable Mr. Justice Morawetz of the Ontario Superior Court of Justice (Commercial List) (the “Ontario Court”) dated October 29, 2007;

WHEREAS, by way of the Amended and Restated and Confirmed Initial Order of the Honourable Mr. Justice Brenner of the Supreme Court of British Columbia (the “Canadian Court”) dated November 21, 2007 (the “Canadian Initial CCAA Order”), the Canadian Court recognized and accepted the request of the Ontario Court to transfer the Canadian Proceedings from the Ontario Court and assumed primary jurisdiction of the Canadian Proceedings and continued same in the Canadian Court; and

WHEREAS, the Sellers wish to sell, assign and transfer to the Purchaser, and the Purchaser wishes to purchase and acquire from the Sellers, the Purchased Assets (as defined below) free and clear of all liens, claims and interests other than as expressly permitted hereunder and, in connection therewith, the Purchaser is willing to assume all of the Assumed Liabilities (as defined below) all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Action” means any claim, as defined in the Bankruptcy Code, action, complaint, suit, litigation, arbitration, appeal, petition, demand, inquiry, hearing, proceeding, investigation or other dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority or any third person.

“Active Salaried Employees” has the meaning given to it in Section 6.01(a).

“Actual Price Adjustment” means an amount equal to:

(i) the value of the Inventory on hand as of the Effective Time (as determined pursuant to Section 2.08), valued in accordance with the methodology set out in Exhibit 1.01(g) minus the Target Inventory Amount; plus

(ii) deposits paid by the Sellers that are outstanding as of the Effective Time (A) on all Assigned Contracts for which all necessary consents and/or Bankruptcy Court and Canadian Court approvals to transfer have been obtained; or (B) that relate to any of the Purchased Assets except to the extent such deposits are to be applied against Excluded Liabilities; plus or minus, as may be applicable;

(iii) the net amount of any prorations pursuant to Section 5.16.

“Affected Assets” has the meaning given to in Section 5.06.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning given to it in the Preamble.

“Allocation” has the meaning given to it in Section 2.05.

“Ancillary Agreements” means the Bill of Sale, the Deeds, the General Conveyance, the Omnibus Assignment of Lease, the Assignment of Transferred Intellectual Property, the Transition Services Agreement, the Deposit Escrow Agreement, the Price Adjustment Escrow Agreement, the Asserted Cure Costs Escrow Agreement, the Independent Accounting Firm Escrow Agreement, the FIRPTA Sum Escrow Agreement, and any other instrument or agreement contemplated by this Agreement or the foregoing.

“Asserted Cure Costs” means, in the aggregate, all Cure Costs asserted by any counterparty to an Assigned Contract that, as of two (2) Business Days prior to the Closing Date, are not Determined Cure Costs.

“Asserted Cure Costs Deposit” has the meaning given to it Section 2.09(a).

“Asserted Cure Costs Escrow Agreement” has the meaning given to it Section 2.09(a).

“Assigned Contract” means any Contract that relates primarily to the Business, including any Material Contract, that is not an Excluded Asset.

“Assignment of Transferred Intellectual Property” means the Assignment of Transferred Intellectual Property to be executed by the Sellers at the Closing, substantially in the form of Exhibit 1.01(b).

“Assumed Liabilities” has the meaning given to it in Section 2.02(a).

“Auction Overbid Protections” has the meaning given to such term in the Stalking Horse Protections Orders.

“Bankruptcy Code” has the meaning given to it in the Recitals.

“Bankruptcy Court” has the meaning given to it in the Recitals.

“Bill of Sale” means the Bill of Sale and Instrument of Assignment of Assets and Assumption of Liabilities to be executed by the Sellers at the Closing, substantially in the form of Exhibit 1.01(c).

“Break Up Fee” has the meaning given to it in Section 5.02.

“Burdensome Term or Condition” has the meaning given to it in Section 5.08(b).

“Business” has the meaning given to it in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Employees” means all current and former employees, officers and directors of Sellers and their Affiliates who perform as of the date hereof (or have in the past performed) services primarily related to the Business.

“Canadian Court” has the meaning given to it in the Recitals.

“Canadian Industry Benefit Plan” means the welfare or benefit plan contributed to by a Seller for the benefit of the Union Employees in Canada pursuant to the Collective Agreements.

“Canadian Initial CCAA Order” has the meaning given to it in the Recitals.

“Canadian Multi-Employer Pension Plan” means the Pulp and Paper Industry Pension Plan.

“Canadian Proceedings” has the meaning given to it in the Recitals.

“Canadian Salaried Employees’ Plan” means the Pope & Talbot Ltd. Pension Plan for Permanent Salaried Employees.

“Canadian Transaction Approval and Vesting Order” has the meaning given to it in Section 2.14(a).

“CCAA” has the meaning given to it in the Recitals.

“Chapter 11 Cases” has the meaning given to it in the Recitals.

“Closing” has the meaning given to it in Section 2.11.

“Closing Date” has the meaning given to it in Section 2.11.

“Collective Agreement” means any of the Collective Agreements listed in Section 3.20(a) of the Disclosure Schedule.

“Competition Act” means the Competition Act (Canada).

“Competition Act Compliance” means:

(i) the issuance of an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the Transactions;

(ii) the Purchaser and the Sellers have given the notice required under section 114 of the Competition Act with respect to the Transactions and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or

(iii) the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act;

and, in the case of (ii) or (iii), the Purchaser has been advised in writing by the Commissioner of Competition appointed under the Competition Act (or a person authorized by the Commissioner of Competition) that such person is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the Transactions, and the form of and any terms and conditions attached to any such advice are acceptable to the Purchaser, and such advice has not been rescinded or amended.

“Confidentiality Agreement” has the meaning given to it in Section 5.07(a).

“Contracts” means any contract, arrangement, note, bond, commitment, purchase order, sales order, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes, including PST and GST.

“Corporate Name” has the meaning given to it in Section 5.10(a).

“Cure Costs” has the meaning given to it in Section 5.03(c).

“Deed” means, with respect to each parcel of Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction in registrable or recordable form where applicable, to be executed by the applicable Seller at the Closing in order to convey to the applicable Purchaser such Seller’s interest, if any, in such parcel of Owned Real Property, free and clear of all Liens, other than Permitted Encumbrances, and in substantially the same form as in Exhibit 1.01(d).

“Deposit Escrow Agreement” means the Deposit Escrow Agreement to be entered into among the Sellers, Purchaser and Escrow Agent, attached hereto as Exhibit 2.04.

“Determined Cure Costs” means, in the aggregate, all Cure Costs that have been determined pursuant to a Final Order or pursuant to an agreement between one or more of the Sellers and the counterparty to the applicable Assigned Contract.

“DIP Credit Agreement” has the meaning given to it in Section 2.02(b)(ix).

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such other Section for which the relevance and significance of such information and disclosure to such other Section is reasonably apparent on the face of such information or disclosure.

“Effective Time” means the first instance in time (Pacific Time) on the Closing Date.

“Employee Liabilities” has the meaning given to it in Section 2.02(a)(v).

“Employee Liability Estimate” means $14,810,000.

“Employee Plans” has the meaning given to it in Section 3.10(a).

“Environmental Law” means any applicable federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, injunction, license, rule of common law, consent decree or judgment, or legally binding judicial or administrative interpretations thereof, any of which govern or relate to pollution, protection of the environment, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, petroleum or petroleum products as any of these terms are defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, or legally binding judicial or legally binding administrative interpretations thereof.

“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Purchased Assets or to this Agreement or its subject matter, in each case arising or incurred before, or related to operations, activities or events occurring before the Closing Date.

“Environmental Permits” means any permit, registration, certificate, qualification, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law or otherwise required by any applicable Governmental Authority.

“ERISA” has the meaning given to it in Section 3.10(a).

“ERISA Affiliate” means a person required at any particular time to be aggregated with any of the Sellers under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning given to it in the Deposit Escrow Agreement, the Price Adjustment Escrow Agreement, the Asserted Cure Costs Escrow Agreement, the FIRPTA Sum Escrow Agreement and the Independent Accounting Firm Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning given to it in Section 2.01(b).

“Excluded Business” means any business conducted by the Sellers other than the Business, including, for certainty, (a) the ownership and operation of any sawmills and all related timber forestry and other operations and the manufacture and sale of dimension lumber and boards, wood pellets, sawdust, chips and other related products therefrom, (b) the ownership of a former sawmill situated at or about Midway, British Columbia, Canada, and (c) each of the former mill, wood treatment and landfill sites situated at or about the Legacy Sites.

“Excluded Contract” has the meaning given to it in Section 5.03(a).

“Excluded Liabilities” has the meaning given to it in Section 2.02(b).

“Excluded Taxes” means all Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period and any income Taxes imposed on the Sellers. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the portion of the Straddle Period ending on (and including) the day before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of 12:01 a.m. New York time on the Closing Date.

“Final Order” means an order, judgment or other decree of the Bankruptcy Court, the Canadian Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect and which has not been reversed, stayed, modified or amended.

“Financial Advisor” means Rothschild Inc.

“Finished Goods Inventory” means all finished goods relating to the Business and maintained, held or stored by or for any of the Sellers in connection with the Business, as of the Closing Date, and any prepaid deposits for any of the same.

“FIRPTA Sum” has the meaning given to it in Section 2.04(d).

“FIRPTA Sum Escrow Agreement” has the meaning given to it in Section 2.10(b).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“General Conveyance” means the General Conveyance to be executed by the Sellers at the Closing, substantially in the form of Exhibit 1.01(e).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court (including the Bankruptcy Court and the Canadian Court), tribunal, or judicial or arbitral body.

“GST” means goods and services taxes payable under Part IX of the Excise Tax Act (Canada) and any reference to a specific provision of Part IX of the Excise Tax Act (Canada) shall include any successor to that provision having the same or similar effect.

“Halsey ClO2 Plant” means the chlorine dioxide plant located at the Halsey Pulp Mill.

“Halsey Pulp Mill” means the kraft pulp mill located on the real property described on Section 2.01(a)(i) of the Disclosure Schedule, near Halsey, Oregon, United States, excluding the Halsey ClO2 Plant.

“Harmac Pulp Mill” means the northern bleached softwood kraft pulp mill located on the real property described on Section 2.01(a)(i) of the Disclosure Schedule, near Nanaimo, British Columbia, Canada.

“Halsey Tax Credits” has the meaning given to it in Section 2.01(a)(xvii).

“Hazardous Material” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law and (c) any other chemical, material, substance, mixture or by product, the presence of or exposure to which is prohibited, limited or regulated by any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICA” means the Investment Canada Act (Canada).

“Inactive Employees” means Business Employees who are, at the Closing, on an authorized leave of absence or temporary leave of absence, including absence for workers’ compensation leave, short term or long term disability, military leave, and parental or maternity leave.

“Inactive Salaried Employees” has the meaning given to it in Section 6.01(b).

“Independent Accounting Firm” means a qualified independent firm of chartered accountants as may be jointly selected by the Sellers and the Purchaser on or before January 15, 2008, acting reasonably, or, if they are unable to so jointly select such a firm, as may be appointed by the Bankruptcy Court.

“Independent Accounting Firm Report” has the meaning given to it in Section 2.08(a).

“Independent Accounting Firm Cost Deposit” means a deposit in the amount of $200,000 for the estimated fees and disbursements of the Independent Accounting Firm for the services contemplated in Section 2.08.

“Independent Accounting Firm Escrow Agreement” means the Independent Accounting Firm Escrow Agreement in the form attached hereto as Exhibit 2.08 to be entered into among the Sellers, the Purchaser, the Independent Accounting Firm and the Escrow Agent.

“Insurance Policies” has the meaning given to it in Section 3.16.

“Intellectual Property” means (a) patents, including reissued and reexamined patents and extensions corresponding thereto, and patent applications, including continuation, continuation in part and divisional applications and patents issuing therefrom, (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated therewith, and registrations and applications for registration thereof, (c) copyrights including copyrights in computer software and registrations and applications for registration thereof and (d) trade secrets and confidential and proprietary information.

“Intercompany Loans” means, with respect to each Seller, any intercompany indebtedness related to the Business between any such Seller and another Seller, whether or not evidenced by promissory notes and/or recorded in the books and records of such Sellers.

“Interfor Asset Purchase Agreement” means the Asset Purchase Agreement dated as of November 19, 2007 among PTI, PTL, Pope & Talbot Lumber Sales, Inc., Pope & Talbot Spearfish Limited Partnership, and International Forest Products Limited.

“Interim Price Adjustment” means the amount of the Actual Price Adjustment, determined as provided in Section 2.08, as if the Closing occurred at the first instance in time (Pacific time) on the last day of the month immediately preceding the Closing Date; provided, however, that if the Closing Date occurs within the first fifteen (15) days of a month, then such determination shall made at the end of the previous month. For purposes of Section 2.04(a)(ii), if the calculation of the Interim Price Adjustment results in a positive amount, such amount shall be an “excess” and if the calculation of the Interim Price Adjustment results in a negative amount, such amount shall be a “deficiency.”

“Inventory” means all inventory, merchandise, work in progress, residual by-products, samples, supplies, spare parts, shipping materials, packaging materials, raw materials and other consumables relating to the Business and maintained, held or stored by or for any of the Sellers in connection with the Business, as of the Closing Date, and any prepaid deposits for any of the same, but not including the Finished Goods Inventory.

“IRS” means the Internal Revenue Service of the United States.

“Key Employees” has the meaning given to it in Section 7.02(m).

“Land Title Office” means:

(i) the Victoria land title office in Victoria, British Columbia in the case of the Owned Real Property for the Harmac Mill; and

(ii) the lower mainland land title office in New Westminster, British Columbia in the case of the Mackenzie Mill.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, order, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued or entered by any Governmental Authority.

“Leased Real Property” means the real property listed on Section 2.01(a)(i)(B) of the Disclosure Schedule, together with (a) any prepaid rent, security deposits and options to renew or purchase relating to the foregoing and (b) all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and items of personal property of such Seller used in the Business attached or appurtenant thereto and all easements, rights of way, options, renewal rights, licenses, rights and appurtenances relating to the foregoing.

“Legacy Sites” means the Sellers’ former facilities, including, without limitation, St. Helens, Oregon, Oakridge, Oregon, and Port Gamble, Washington.

“Liabilities” means any and all debts, liabilities, obligations to perform services and other obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract.

“Liens” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, charge, hypothecation, deemed trust, Action, easement, charge or otherwise, or claim of any kind or nature whatsoever in respect of any property, other than any license of Intellectual Property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code, Personal Property Security Act (British Columbia) or any comparable Law in any other jurisdiction.

“Loss” has the meaning given to it in Section 5.06.

“Mackenzie Pulp Mill” means the softwood market kraft pulp mill located on the real property described on Section 2.01(a)(i) of the Disclosure Schedule, near Mackenzie, British Columbia, Canada.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Business, the Purchased Assets, the Assumed Liabilities or any of the Mills or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Sellers to consummate the Transactions, except, in each case, for any such effects resulting from or attributable to (i) events, circumstances, changes or effects that generally, or in the regions in which the Business operates, affect the industries in which the Business operates (including legal and regulatory changes); (ii) general economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets generally; (iii) events, circumstances, changes or effects relating to foreign currency exchange rate fluctuations; (iv) any circumstance, change, effect that results from any action taken at the written request of Purchaser; (v) any event, circumstance, change or effect arising solely by reason of the mere filing of the Chapter 11 Cases or commencement of the Canadian

Proceedings; (vi) changes caused by acts of war, armed hostilities or terrorism or any escalation or worsening of current conditions caused by such acts of war, armed hostilities or terrorism (whether or not declared) occurring after the date hereof and (vii) changes arising from the consummation of the Transactions, or the announcement of the execution of, this Agreement, including (A) any actions of competitors, (B) any actions taken by or losses of employees or (C) any delays or cancellations of orders for products or services; provided, however, that the foregoing clauses (other than clauses (iii), (iv) or (v)) shall not include, and thus the determination of “Material Adverse Effect” shall not exclude, any event, circumstance, development, change or effect that has a disproportionately negative effect on the Business, the Purchased Assets, the Assumed Liabilities or the Sellers as compared to the effect on other companies in the industries and markets in which the Business is conducted.

“Material Contracts” has the meaning given to it in Section 3.12(a).

“Mechanics Liens” means mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation).

“Mill” means any of the facilities and/or improvements operated by a Seller on lands at or about Halsey, Oregon, in the United States and Nanaimo, British Columbia and Mackenzie, British Columbia, in Canada, including the Halsey Pulp Mill, the Harmac Pulp Mill and the Mackenzie Pulp Mill.

“MPL” has the meaning given to it in the Preamble.

“MPL Assets” means all right, title, benefit and interest in and to all of the real and personal property (tangible and intangible) held or used by MPL, including the property and assets identified as such in Section 2.01(a)(i) of the Disclosure Schedule.

“Offering Memorandum” has the meaning given to it in Section 3.24.

“Omnibus Assignment of Lease” means the Omnibus Assignment of Lease to be executed by the Sellers at the Closing with respect to all parcels of Leased Real Property, substantially in the form of Exhibit 1.01(a).

“Ontario Court” has the meaning given to it in the Recitals.

“Option” has the meaning given to it in Section 2.01(a)(xvii).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final, including, without limitation, any Order entered by the Canadian Court in the Canadian Proceedings or the Bankruptcy Court in the Chapter 11 Cases (including, without limitation, any of the Transaction Approval Orders).

“Oregon Withholding Sum” has the meaning given to it in Section 2.04(e).

“Owned Real Property” means the real property and interests in real property listed on Section 2.01(a)(i)(A) of the Disclosure Schedule and all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, and items of personal property attached or appurtenant thereto and all interests, easements, rights of way, licenses, rights, privileges, covenants, restrictive covenants, possibilities of reverter, options to purchase, hereditaments and other appurtenances relating to the foregoing, including, for greater certainty, any such interests as are listed in Part 1. H of Section 3.12(a) of the Disclosure Schedule.

“Permit” has the meaning given to it in Section 3.18.

“Permits and Licenses” has the meaning given to it in Section 2.01(a)(viii).

“Permitted Encumbrances” means (a) statutory Liens for current Property Taxes not yet due or delinquent (or which may be paid without interest or penalties) and that are subject to pro-ration pursuant to Section 5.16; (b) Mechanics Liens; (c) zoning, landmarking, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the occupancy or current use of the Purchased Assets; (d) all covenants, conditions, restrictions, easements, rights of way, licenses and other similar interests in land (excluding, for greater certainty, as of the Closing, any mortgages, assignments of rents or any other financial charges except those in the preceding clause (a)) which, in respect of Canadian real property and interests therein only, were registered against title to the applicable Canadian real property as of 10:40 a.m. (Vancouver time) on January 8, 2008 and which, in respect of the U.S. real property and interests therein only, were recorded as of January 8, 2008, but, in either case, including any rights of way, easements, or other instruments granting similar rights that may be registered or recorded after such times without the consent of the Sellers and which do not materially interfere with the occupancy, value or current use of any such real property or any interests therein; (e) in the case of U.S. real property, standard printed general title exceptions customarily contained in title policies issued in the state of Oregon which do not materially impair the occupancy, value or current use of the real property which they encumber, and in the case of Canadian real property, those exceptions set out in subsection 23(2) of the Land Title Act (British Columbia); and (f) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy, value or current use of such real property which they encumber.

“Permitting Process” has the meaning given to it in Section 5.09(a).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Information” means any personal information protected by any applicable Laws governing privacy matters and the protection of personal information.

“Portland Premises” means the leased office premises located at 1500 S.W. First Avenue, Portland, Oregon.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Prepetition Credit Agreement” has the meaning given to it in Section 2.02(b)(ix).

“Price Adjustment Deposit” has the meaning given to it in Section 2.04(b).

“Price Adjustment Difference” has the meaning given to it in Section 2.08(b)(i).

“Price Adjustment Escrow Agreement” has the meaning given to it in Section 2.07(b).

“Product Liabilities” means, with respect to any products designed, manufactured, tested, marketed, distributed or sold by the Sellers to the extent relating to the Business, all Liabilities resulting from actual harm, injury, damage or death to persons, property or business.

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the value of any item of property.

“PST” means the social services tax under the Social Services Tax Act (British Columbia).

“PTI” has the meaning given to it in the Preamble.

“PTL” has the meaning given to it in the Preamble.

“PTPC” has the meaning given to it in the Preamble.

“PTPSUS” has the meaning given to it in the Preamble.

“Pulp Assets Bid Procedures Orders” means, collectively, the Order of the Bankruptcy Court dated December 7, 2007 (Docket No. 139) and a corresponding order of the Canadian Court dated December 6, 2007, which authorize and approve the procedures for the sale of all or substantially all of the assets relating to the Business.

“Purchase Price” has the meaning given to it in Section 2.03.

“Purchase Price Bank Account” means a bank account in the United States to be designated by PTI in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchased Assets” has the meaning given to it in Section 2.01(a).

“Purchaser” has the meaning given to it in the Preamble.

“Purchaser’s Deposit” has the meaning given to it in Section 2.06(a).

“Purchaser’s Counsel” means White & Case LLP, New York, New York.

“Purchaser’s Solicitors” means McCarthy Tétrault LLP, Vancouver, British Columbia.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Registered” means, solely with respect to Intellectual Property, issued by, registered or filed with, renewed by or the subject of a pending application or registration before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment, to the extent giving rise to liability under applicable Environmental Laws.

“Representatives” means, with respect to a particular Person, any director or officer or other designated representative of such Person, including such Person’s attorneys and financial advisors.

“Salaried Employees” means all current Business Employees who are not Union Employees and who ordinarily provide services at any of the Mills, including any such Business Employees who are Inactive Salaried Employees, but not including the Salaried Portland Employees.

“Salaried Portland Employees” means the current Business Employees who are not Union Employees and who provide services on the Portland Premises as identified by the Purchaser by notice to the Sellers on or before ten (10) Business Days prior to the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning given to it in Section 3.04(a).

“Sellers” has the meaning given to it in the Preamble.

“Sellers’ Canadian Solicitors” means Borden Ladner Gervais LLP, Vancouver, British Columbia.

“Sellers’ Knowledge”, “Knowledge of the Sellers” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit 1.01(f) after reasonable inquiry and investigation.

“Sellers’ Counsel” means Shearman & Sterling LLP, New York, New York.

“Shared Contract” has the meaning given to it in Section 5.03(e).

“Stalking Horse Protections” has the meaning given to such term in the Stalking Horse Protections Orders, and shall include, in any event, the protections in paragraph (p) and (q) of Exhibit A to the Pulp Assets Bid Procedures Orders.

“Stalking Horse Protections Orders” means the Orders of the Bankruptcy Court and of the Canadian Court approving the Stalking Horse Protections and which are otherwise in form and substance reasonably satisfactory to the Purchaser and the Sellers.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Target Inventory Amount” means $39 million for the aggregate book value of the Inventory.

“Tax” or “Taxes” means any and all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, provincial, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Act” means the Income Tax Act (Canada), as amended through the date hereof.

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended through the date hereof.

“Tax Documents” has the meaning given to it in Section 5.14.

“Tax Returns” means any and all returns, reports, documents, declarations, claims for refund or other information or filings required to be supplied to any Governmental Authority or jurisdiction (foreign or domestic) with respect to Taxes together with all schedules or attachments thereto, including, without limitation, information returns where required, any documents with respect to or accompanying payments of estimated Taxes, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including any amendments of any of the foregoing.

“Termination Date” means the earlier of (x) the date any of the Lenders, or any agent on their behalf, exercise any of their rights or remedies under the Prepetition Credit Agreement or the DIP Credit Agreement, as the case may be, or under applicable Laws and (y) April 30, 2008.

“Title Company” has the meaning given to it in Section 2.14(b).

“Transaction Approval Orders” means the Orders of the Bankruptcy Court and the Canadian Court, both of which shall be in form and substance reasonably acceptable to the Purchaser and the Sellers, authorizing the Sellers to enter into this Agreement and to consummate the Transactions and, on Closing, vesting in the Purchaser all of the Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all Liens, save and except for Permitted Encumbrances other than Mechanics Liens. Sellers shall use their commercially reasonable efforts to have included in such orders authorization for the Sellers and the Purchaser to execute, deliver and/or file the Uniform Commercial Code or Personal Property Security Act (British Columbia) termination statements, lien releases, discharges, financing change statements and such other documents, notes or instruments as the Purchaser may deem reasonably necessary or desirable to release Liens (save and except for Permitted Encumbrances other than Mechanics Liens) on the Purchased Assets.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employees” means the Union Employees employed at any of the Mills who continue their employment with the successor Purchaser pursuant to Section 6.02, the Salaried Employees who accept an offer of employment by the Purchaser made pursuant to Section 6.01(a) or Section 6.01(b) and the Salaried Portland Employees who accept an offer of employment by the Purchaser made pursuant to Section 6.01(d).

“Transferred Intellectual Property” means all Intellectual Property owned by any Seller that is used primarily in connection with the Business, including any right, title and interest of the Sellers in and to the Transferred Names and Marks, but excluding the Intellectual Property that is listed or described in Section 2.01(b)(vi) of the Disclosure Schedule.

“Transferred Names and Marks” means the names “Pope & Talbot”, “P&T” and “Mackenzie”, together with any and all goodwill associated exclusively therewith.

“Transition Period” has the meaning given to it in Section 5.10(b).

“Transition Services Agreement” has the meaning given to it in Section 5.12.

“Union Employees” means those Business Employees who are (or who in the past were) subject to a Collective Agreement and who ordinarily provide services at any of the Mills, including any of such Business Employees who are Inactive Employees.

“US Multi-Employer Pension Plan” means the USA Benefits Fund.

“US Pulp Assets Bid Procedures Order” has the meaning given to it in Section 5.02(b).

“US Retirement Plans” means the Pope & Talbot, Inc. Pension Plan and the Pope & Talbot, Inc. Tax Deferred Savings Plan.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Welfare Benefits” has the meaning given to it in Section 6.06.

SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to the Person’s heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable;

(h) references to the Sellers are also to each Seller individually; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from such Seller, any and all assets and rights of the Sellers which are used in or held for use in the Business, other than the Excluded Assets, including but not limited to the following assets (the “Purchased Assets”), free and clear of all Liens (except Permitted Encumbrances other than Mechanics Liens):

(i) the Owned Real Property (including the Halsey ClO2 Plant) and the Leased Real Property save and except any Leased Real Property that is leased under a lease that is an Excluded Contract;

(ii) all tangible personal property used primarily in the conduct of the Business, including equipment, machinery, spare parts, trucks, cars, other vehicles and rolling stock, furniture, fixtures, trade fixtures, leasehold improvements, office materials and supplies, and other tangible personal property located on, or off, the premises of the Owned Real Property (including the Halsey ClO2 Plant) and Leased Real Property;

(iii) the Inventory;

(iv) all files, books of account, general, financial and Tax (other than income tax) records, personnel records of the Transferred Employees, invoices, shipping records, supplier lists, correspondence, memoranda, plats, architectural plans, surveys, title insurance policies, drawings, plans and specifications, environmental reports, maintenance or service records, soil tests, engineering reports, expired purchase orders, operating records, operating safety manuals, and other printed, written or electronic material and documents, records and files and any rights thereto owned, primarily associated with or primarily employed by the Sellers in the conduct of the Business;

(v) all goodwill associated with the Business or the Purchased Assets, including rights under any confidentiality agreements executed by any third party for the benefit of any of the Sellers to the extent relating to the Business;

(vi) the Transferred Intellectual Property other than Transferred Intellectual Property that may not be transferable as expressly identified in Section 2.01(b)(vi) of the Disclosure Schedule;

(vii) all Assigned Contracts, including any outstanding deposits thereunder;

(viii) municipal, state, provincial, federal and foreign franchises, permits, licenses, agreements, waivers and authorizations, including Environmental Permits, held or used by the Sellers primarily in connection with the Business (collectively, the “Permits and Licenses”) and all deposits and prepaid expenses held by third parties and/or governmental agencies, save and except any that is an Excluded Contract;

(ix) all causes of action (whether or not asserted as of the Closing Date) relating to the Purchased Assets or the Business (including, without limitation, vendors, suppliers and customers thereof) or Sellers’ operations relating to the Business or any of the foregoing, including all causes of action arising under sections 510, 544 through 546 and 548 through 550 of the Bankruptcy Code, or under similar state law;

(x) the sales and promotional literature, customer lists and other sales-related materials related to the Business;

(xi) the amount of, and all rights to any, insurance proceeds received by the Sellers after the date hereof in respect of the Loss, destruction or condemnation of any Purchased Assets occurring prior to or after the Closing or relating to any Assumed Liabilities;

(xii) the amount of, and any and all rights to, any contributions made and not otherwise distributed to employees in respect of the Pulp Price Trigger Bonus arising under any Collective Agreement;

(xiii) all unexpired, transferable warranties, indemnities, or guaranties from any third party with respect to any Purchased Asset, including any item of real property, personal property or equipment;

(xiv) subject to the provisions of Section 2.01(b), (A) to the extent transferable and only to the extent related to the Purchased Assets, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and all security therefor received by the Sellers on the purchase or other acquisition of the Purchased Assets, and (B) any rights, demands, claims, credits, allowances, rebates, or rights of setoff, other than against Sellers or any of their Affiliates arising out of or relating to any of the Purchased Assets;

(xv) the MPL Assets;

(xvi) all personal property (tangible and intangible) located at the Portland Premises that is used primarily in the conduct of the Business; and

(xvii) all pollution control facility tax credits associated with the Halsey ClO2 Plant, or the Halsey ClO2 Plant partnership interests owned by certain of the Sellers, in each case relating to the Oregon Department of Environmental Certification relating to such credits, (collectively, the “Halsey Tax Credits”) at the election of the Purchaser by delivery of or written notice to the Sellers at any time prior to the Closing Date indicating the inclusion of such tax credit and the value thereof (the “Option”).

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the Sellers shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Sellers’ right, title and interest in and to the following assets of the Sellers (the “Excluded Assets”):

(i) the Purchase Price Bank Account;

(ii) all cash and cash equivalents, securities and negotiable instruments of the Sellers on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Sellers or any of their Affiliates unless such cash is a Purchased Asset or unless such cash relates to an Assumed Liability, in which case such cash will be deemed a Purchased Asset and will be set forth in a schedule to be provided by the Sellers to the Purchaser one (1) Business Day prior to the date of the Auction (as defined in the US Pulp Bid Procedures Order);

(iii) the Receivables;

(iv) any rights to Tax refunds, credits or similar benefits (other than tax credits relating to the Halsey ClO2 Plant attributable to Excluded Taxes);

(v) the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to the organization, existence or capitalization of the Sellers, as well as any other records or materials relating to the Sellers generally, and not involving or directly related to the Purchased Assets or the operations of the Business;

(vi) any right, property or asset that is listed or described in Section 2.01(b)(vi) of the Disclosure Schedule;

(vii) all rights of the Sellers under this Agreement and the Ancillary Agreements;

(viii) Tax Returns of the Sellers, other than those relating solely to the Purchased Assets or the Business, except that income tax returns and documents and records related to such income tax returns (whether or not relating solely to the Purchased Assets or the Business) shall be Excluded Assets;

(ix) all current and prior insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries (other than proceeds set forth in Section 2.01(a)(xi) of this Agreement);

(x) Intercompany Loans and all promissory notes evidencing the same;

(xi) any rights, demands, claims, actions, including causes of action constituting avoidance actions or other claims of Sellers’ estates under chapter 5 of the Bankruptcy Code, but only to the extent such do not constitute Purchased Assets, including Purchased Assets set forth in Section 2.01(a)(ix) hereof;

(xii) any Excluded Contract and rights thereunder, and any Material Contract which the Bankruptcy Court or Canadian Court has determined shall not be assigned to the Purchaser;

(xiii) any assets relating to the Employee Plans, subject to Section 6.05;

(xiv) the Finished Goods Inventory;

(xv) the Halsey Tax Credits if the Option is not exercised;

(xvi) all personal property (tangible and intangible) located at the Portland Premises that is used primarily in the conduct of any Excluded Business; and

(xvii) any assets not located on Owned Real Property or Leased Real Property, other than the Portland Premises, and primarily used by any of the Sellers or their Affiliates in the conduct of any Excluded Business.

SECTION 2.02 Assumption and Exclusion of Liabilities. (a) The Purchaser shall assume no liability or obligation of the Sellers except the liabilities and obligations set forth in this Section 2.02 (the “Assumed Liabilities”), which the Purchaser shall assume and pay, perform and discharge in accordance with their respective terms, subject to any defenses or claimed offsets asserted in good faith against the obligee to whom such liabilities or obligations are owed:

(i) all Liabilities of the Sellers under the Assigned Contracts for the lease of Real Property (other than any that is an Excluded Contract) and the other Assigned Contracts for which all necessary consents and/or Bankruptcy Court and Canadian Court approvals to transfer have been obtained, in each case, arising and relating to the period from and after the Closing Date;

(ii) in respect of each Assigned Contract for which all necessary consents and/or Bankruptcy Court and Canadian Court approvals to transfer have been obtained, all Determined Cure Costs determined on or before the date that is two (2) Business Days prior to Closing and all other Determined Cure Costs determined thereafter up to the amount of the Asserted Cure Costs in respect of such Assigned Contract, it being understood and agreed that all Determined Cure Costs shall be paid from the Purchase Price in accordance with Section 2.04;

(iii) all Liabilities in respect of Permits and Licenses (other than any that is an Excluded Contract) arising and relating to the period from and after the Closing Date, including filing and other fees related thereto;

(iv) all Liabilities for product warranty service claims relating to products of the Business and all Product Liabilities;

(v) all Liabilities to Transferred Employees with respect to accrued vacation (including banked and supplemental vacation and vacation pay) and banked overtime (collectively, the “Employee Liabilities”);

(vi) all Liabilities to Union Employees who have become Transferred Employees under an Employee Plan that arises from or is maintained pursuant to a Collective Agreement, including any nonqualified retirement benefits to Canadian hourly employees in the aggregate amounts set forth in Section 2.02(a)(vi) of the Disclosure Schedule;

(vii) all Liabilities to Transferred Employees in respect of retiree welfare benefits in the aggregate amount set forth in Section 2.02(a)(vii) of the Disclosure Schedule;

(viii) subject to the transfer of assets pursuant to Section 6.05, all Liabilities to Transferred Employees in respect of the Sellers’ US Retirement Plans and the Canadian Salaried Employees Pension Plan, the unfunded benefit Liabilities under which are set forth in the aggregate amount set forth in Section 2.02(a)(viii) of the Disclosure Schedule;

(ix) all Liabilities of the Sellers under the Permitted Encumbrances, other than Mechanics Liens, relating to the Business arising and relating to the period from and after the Closing Date;

(x) all real and personal property Taxes and assessments on the Purchased Assets that relate to the period from and after the Closing Date;

(xi) all Liabilities of the Sellers relating to the MPL Assets arising and relating to the period from and after the Closing Date;

(xii) all Liabilities arising as a result of the ownership, operation and use of the Purchased Assets by the Purchaser from and after the Closing Date; and

(xiii) all Liabilities set forth in Section 2.02(a)(xiii) of the Disclosure Schedule.

(b) Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that the Purchaser shall not assume or in any manner whatsoever be liable or responsible for any Liabilities of the Sellers, or of any predecessor or Affiliate of the Sellers, other than the Assumed Liabilities. Without limiting the foregoing, the Purchaser shall not be obligated to assume, and do not assume, and hereby disclaim all of the following Liabilities of the Sellers, or of any predecessor or Affiliate of the Sellers (the “Excluded Liabilities”):

(i) all Excluded Taxes;

(ii) any Liabilities relating to the Excluded Business;

(iii) any Liabilities relating to or arising out of the Excluded Assets;

(iv) all accounts payable;

(v) any Environmental Liabilities in respect of the Owned Real Property, the Leased Real Property and any area used pursuant to the Permits and Licenses relating to the Business, or Hazardous Material or environmental conditions that exist on or prior to the Closing Date;

(vi) any Liabilities relating to the Halsey ClO2 Plant on or prior to the Closing Date, including without limitation any obligation to maintain a letter of credit or provide indemnity pursuant to that certain Inducement Agreement dated June 26, 2006 between PTI and Goldenrod Asset Management, Inc.;

(vii) the Sellers’ obligations under this Agreement and the Ancillary Agreements and any expenses incurred by the Sellers in connection with the execution of this Agreement and the Ancillary Agreements;

(viii) any Liabilities arising as a result of any Action initiated at any time, to the extent related to the Business on or prior to the Closing Date, except to the extent that any such Liability is an Assumed Liability;

(ix) any Liabilities arising under any loan, account payable or other indebtedness of the Sellers, including any such Liabilities owed to the Affiliates of the Sellers and any such Liabilities arising under PTI’s 8-3/8% Debentures and 8-3/8% Senior Notes, in each case due 2013, or under that certain Credit Agreement dated June 28, 2006 between the Sellers or its Affiliates, the several Lenders (as defined therein), Lehman Brothers Inc., Lehman Commercial Paper Inc., Ableco Finance LLC and Wells Fargo Financial Corporation Canada (as amended to date, the “Prepetition Credit Agreement”) and that certain Debtor-In-Possession Credit and Security Agreement dated as of November 19, 2007 among PTI, the Guarantors (as defined therein), the several Lenders (as defined therein) Wells Fargo Financial Corporation Canada, as Administrative Agent, and Ableco Finance LLC, as Collateral Agent and Term Loan B Agent (as amended from time to time, the “DIP Credit Agreement”); and

(x) any Liabilities to Transferred Employees arising under the severance agreements disclosed in Section 3.10(a) of the Disclosure Schedules or for the payment of a “parachute payment” (as such term is defined in Section 280G of the Tax Code).

SECTION 2.03 Purchase Price. The purchase price (the “Purchase Price”) payable by the Purchaser to the Sellers for the sale, transfer, assignment, conveyance and delivery to the Purchaser of the Purchased Assets shall be $105,290,000, subject to the adjustments set forth in Section 2.04.

SECTION 2.04 Payment of the Purchase Price. The Purchaser shall pay the Purchase Price as follows:

(a) the sum of: (i) the Purchase Price (as adjusted pursuant to Section 2.04(i) and (j)); (ii) plus an amount equal to seventy-five percent (75%) of an Interim Price Adjustment excess or minus an amount equal to seventy-five percent (75%) of an Interim Price Adjustment deficiency; minus (iii) the amount of the Purchaser’s Deposit plus all accrued interest thereon; minus (iv) the amount of the Determined Cure Costs as of two (2) Business Days prior to the Closing Date; minus (v) the amount of the Asserted Cure Costs; minus (vi) the FIRPTA Sum; minus (vii) the Oregon Withholding Sum; minus (viii) the Independent Accounting Firm Cost Deposit; and plus or minus (ix) the difference between the Employee Liabilities and the Employee Liability Estimate, shall be paid by completed wire transfer to the Purchase Price Bank Account of immediately available, good funds on the Closing Date to the Sellers;

(b) an amount equal to twenty-five percent (25%) of the Interim Price Adjustment (the “Price Adjustment Deposit”) shall be deposited with the Escrow Agent on the Closing Date pursuant to the Price Adjustment Escrow Agreement, in accordance with Section 2.07(b);

(c) an amount equal to the Independent Accounting Firm Cost Deposit shall be deposited with the Escrow Agent pursuant to the Independent Accounting Firm Escrow Agreement on the Closing Date;

(d) an amount equal to ten percent (10%) (the “FIRPTA Sum”) of the portion of the Purchase Price and the Assumed Liabilities (to the extent required by the Tax Code) allocable to United States real property interests being sold by PTL (such allocation to be in accordance with fair market value and agreed upon by the Sellers and the Purchaser prior to the Closing, and if Sellers and the Purchaser are unable to agree, such allocation to be determined by an independent accounting firm prior to the Closing) shall be deposited with the Escrow Agent on the Closing Date pursuant to the FIRPTA Sum Escrow Agreement;

(e) the amount if any required to be withheld under ORS 314.258 (the “Oregon Withholding Sum”) for the conveyance of real property interests by PTL (such allocation to be in accordance with fair market value and agreed upon by Sellers and the Purchaser prior to the Closing, and if Sellers and the Purchaser are unable to agree, such allocation to be determined by an independent accounting firm prior to the Closing) shall be deposited with a title company mutually acceptable to Purchaser and Sellers, for the purpose of permitting the applicable title company to remit the requisite amount of the Oregon Withholding Sum to the Oregon Department of Revenue;

(f) the amount of the Asserted Cure Costs shall be deposited with the Escrow Agent on the Closing Date pursuant to the Asserted Cure Costs Escrow Agreement, in accordance with Section 2.09(a);

(g) the amount of the Determined Cure Costs shall be paid to the applicable counterparties of the applicable Assigned Contracts in accordance with Section 2.09;

(h) the amount of the Purchaser’s Deposit plus all accrued interest thereon shall be deemed to be paid by the Purchaser by the release of such amount on the Closing Date to or for the account of the Sellers by the Escrow Agent, pursuant to the Deposit Escrow Agreement and in accordance with Section 2.06;

(i) the Purchase Price shall be increased at the Closing to reflect an amount to be reasonably determined in good faith by the Sellers and the Purchaser in the event the Purchaser elects to exercise the Option prior to the Closing;

(j) the Purchase Price shall be reduced at the Closing to reflect any reduction that the Purchaser may be entitled to receive under Section 5.06; and

(k) the Purchase Price shall be adjusted after the Closing to reflect any difference between the Interim Price Adjustment and the Actual Price Adjustment, as provided in Section 2.08(b).

SECTION 2.05 Allocation of the Purchase Price. The Purchase Price and the Assumed Liabilities (to the extent required by the Tax Code) shall be allocated among the Purchased Assets as of the Closing Date in accordance with the relative fair market value of the

Purchased Assets at that time, to the extent relevant, and in a manner consistent with Section 1060 of the Tax Code and the Regulations which allocation will be set out in a schedule to be agreed upon by Sellers and Purchaser prior to the Closing Date (the “Allocation”). If the Sellers and the Purchaser are unable to agree upon the Allocation by the Closing Date, the disputed items shall be resolved by an independent accounting firm selected by the Sellers and the Purchaser. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in a manner consistent with Section 1060 of the Tax Code and the Regulations thereunder. Subject to the foregoing provisions of this Section 2.05, for all Tax purposes, the Purchaser and the Sellers agree that the Transactions shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. The Sellers and the Purchaser agree to cooperate with each other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date. If such allocation is disputed by any taxation or other Governmental Authority, the party receiving notice of such dispute will promptly notify the other party and the parties will use their reasonable best efforts to sustain the final allocation. The parties will share information and cooperate to the extent reasonably necessary to permit the Transactions to be properly, timely and consistently reported.

SECTION 2.06 Purchaser’s Deposit. (a) Within three (3) Business Days of execution of this Agreement, the Purchaser shall pay to the Sellers a good faith deposit in the amount of $10,529,000 (the “Purchaser’s Deposit”) by wire transfer of immediately available good funds. The Purchaser’s Deposit shall be held in escrow by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement.

(b) Without limiting the rights of the parties hereunder, and subject to terms of the Deposit Escrow Agreement: (i) if this Agreement is terminated by the Sellers or the Purchaser for any of the reasons set forth in Section 8.01(a), (b), (d) or (e) hereof or solely upon the Seller’s failure to satisfy the condition in Section 7.02(o) or (p), then the Purchaser’s Deposit, plus any accrued interest thereon, shall be returned to the Purchaser, free and clear of all Liens and without offset within one (1) Business Day of such termination; (ii) if this Agreement is terminated by the Sellers for the reason set forth in Section 8.01(c), then the Sellers shall be entitled to retain the Purchaser’s Deposit, plus any accrued interest thereon; and (iii) at the Closing, the Purchaser shall cause the Escrow Agent to transfer to the Purchase Price Bank Account the Purchaser’s Deposit, plus any accrued interest thereon, as a credit against the Purchase Price. The parties hereby agree that is impossible to determine accurately the amount of damages that the Sellers would suffer if the Transactions were not consummated as a result of a breach of this Agreement by the Purchaser. As a result, notwithstanding anything in this Agreement (or the Ancillary Agreements) to the contrary, the Sellers hereby agree that, in the event of a failure by the Purchaser to consummate the Transactions and consequent termination of this Agreement by the Sellers in accordance with Section 8.01(c), (i) the Sellers’ right to retain the Purchaser’s Deposit pursuant to Section 2.06(b)(ii) shall serve as liquidated damages against the Purchaser and (ii) such liquidated damages shall be the sole and exclusive remedy, at law and equity, of the Sellers against the Purchaser for the Purchaser’s breach and such termination.

SECTION 2.07 Interim Price Adjustment. (a) Not less than five (5) nor more than ten (10) Business Days prior to the Closing Date, the Sellers shall deliver a calculation of the Interim Price Adjustment to the Purchaser.

(b) On the Closing Date, the Purchaser shall deliver to and deposit in trust with the Escrow Agent, pursuant to the terms of a Price Adjustment Escrow Agreement entered into among Sellers, the Purchaser, and the Escrow Agent, in substantially the form attached as Exhibit 2.07(b) (the “Price Adjustment Escrow Agreement”), an amount equal to the Price Adjustment Deposit. Interest earned on the Price Adjustment Deposit shall be deemed a part of the Price Adjustment Deposit for all purposes of this Agreement. The Price Adjustment Deposit shall be released in accordance with Section 2.08. The Sellers and the Purchaser shall each pay, and shall each be liable only for, one-half of the Escrow Agent’s escrow fees and charges in connection with the Price Adjustment Deposit escrow account.

SECTION 2.08 Actual Price Adjustment. (a) Within two (2) Business Days following the Closing, (ii) Representatives of the Sellers and the Purchaser, and the Independent Accounting Firm shall conduct a physical count of the Inventory as of the Effective Time and (iii) Representatives of the Sellers shall provide, in consultation with the Purchaser, an accounting of the items set forth in subsections (b) and (c) of the definition of “Actual Price Adjustment,” and the Independent Accounting Firm shall deliver a report (the “Independent Accounting Firm Report”) of the conclusions of that count and accounting within thirty (30) Business Days after the Closing Date.

(b) On the third Business Day following the delivery of the Independent Accounting Firm Report or pursuant to Section 2.08(a), the appropriate adjusting payment shall be made in accordance with this Section 2.08(b) as follows:

(i) if the Actual Price Adjustment, as determined in accordance with this Section 2.08, is equal to or greater than the Interim Price Adjustment, then: (A) the Price Adjustment Deposit shall be released to the Sellers by the Escrow Agent; and (B) the Purchaser shall pay to the Sellers an amount equal to the difference, if any, between the Actual Price Adjustment and Interim Price Adjustment (the “Price Adjustment Difference”) by wire transfer of immediately available, good funds; or

(ii) if the Actual Price Adjustment, as determined in accordance with this Section 2.08, is less than the Interim Price Adjustment and the Price Adjustment Difference is less than the Price Adjustment Deposit, then: (A) an amount equal to the Price Adjustment Difference shall be released to the Purchaser from the Price Adjustment Deposit by the Escrow Agent; and (B) the balance of the Price Adjustment Deposit shall be released to the Sellers by the Escrow Agent; or

(iii) if the Actual Price Adjustment, as determined in accordance with this Section 2.08, is less than the Interim Price Adjustment and the Price Adjustment Difference is greater than the Price Adjustment Deposit, then: (A) the Price Adjustment Deposit shall be released to the Purchaser by the Escrow Agent; and (B) the Sellers shall pay to the Purchaser by wire transfer of immediately available, good funds an amount equal to the excess of the Price Adjustment Difference over the Price Adjustment Deposit; and

(c) an amount equal to the total fees and disbursements of the Independent Accounting Firm shall be released to the Independent Accounting Firm by the Escrow Agent from the Independent Accounting Firm Cost Deposit; provided that, if the total amount of fees and disbursements of the Independent Accounting Firm is greater than the amount of the Independent Accounting Firm Cost Deposit, the Sellers shall pay the difference to the Independent Accounting Firm and if the total amount of the fees and disbursements of the Independent Accounting Firm is less than the amount of the Independent Accounting Firm Cost Deposit, fifty percent (50%) of the balance of the Independent Accounting Firm Cost Deposit shall be released by the Escrow Agent to each of (A) the Purchaser and (B) the Sellers.

SECTION 2.09 Cure Costs. (a) The Purchaser agrees to satisfy as and when due, all Determined Cure Costs in respect of Assigned Contracts for which all necessary consents and/or Bankruptcy Court and Canadian Court approval to transfer have been obtained. On the Closing Date, the Purchaser shall deliver to and deposit in trust with the Escrow Agent, pursuant to the terms of an Asserted Cure Costs Escrow Agreement to be entered into among the Sellers, the Purchaser and the Escrow Agent, in substantially the form attached as Exhibit 2.09(a) (the “Asserted Cure Costs Escrow Agreement”), an amount equal to the Asserted Cure Costs (the “Asserted Cure Costs Deposit”). Interest on the Asserted Cure Costs Deposit shall be deemed a part of the Asserted Cure Costs Deposit for all purposes of this Agreement. The Asserted Cure Costs Deposit shall only be released in accordance with Section 2.09(b). The Sellers and the Purchaser shall each pay, and shall each be liable for, one-half of the Escrow Agent’s escrow fees and charges in connection with the Asserted Cure Costs Deposit escrow account.

(b) As and when any Asserted Cure Costs become Determined Cure Costs, (i) the amount of such Determined Cure Costs shall be released from the Asserted Cure Costs Deposit to the Purchaser by the Escrow Agent, and (ii) if any such Asserted Cure Costs are greater than the corresponding Determined Cure Costs, then the amount equal to the difference between such Asserted Cure Costs and the corresponding Determined Cure Costs shall be released from the Asserted Cure Costs Deposit to the Sellers by the Escrow Agent, in each case in accordance with the terms of the Asserted Cure Costs Escrow Agreement. After all Asserted Cure Costs have become Determined Cure Costs, the balance of the Asserted Cure Costs Deposit shall be released to the Sellers in accordance with the terms of the Asserted Cure Costs Escrow Agreement.

SECTION 2.10 FIRPTA. (a) On or before the Closing Date, the Sellers shall apply for a withholding certificate from the IRS (such application, the “FIRPTA Application”) in respect to the sale of certain land improvements at the Halsey Pulp Mill that constitute United States real property interests. The Purchaser will cooperate with the Sellers, as reasonably requested by the Sellers, in connection with such application for a withholding certificate.

(b) On the Closing Date, the Purchaser shall deliver to and deposit in trust with the Escrow Agent, pursuant to the terms of a FIRPTA Sum Escrow Agreement entered into among Sellers, the Purchaser and the Escrow Agent, in substantially the form attached as Exhibit 2.10

(the “FIRPTA Sum Escrow Agreement”), an amount equal to the FIRPTA Sum. Interest earned on the FIRPTA Sum shall be deemed property of the Sellers for all purposes of this Agreement. The FIRPTA Sum shall be paid out in accordance with the terms of the FIRPTA Sum Escrow Agreement. The Sellers shall pay, and shall be liable for, Escrow Agent’s escrow fees and charges in connection with the FIRPTA Sum escrow deposit amount.

(c) PTI is not a transferor for purposes of ORS 314.258.

SECTION 2.11 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 7.01 and Section 7.02, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the “Closing Date”).

SECTION 2.12 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a) a true copy of each of the Transaction Approval Orders, as entered by the Bankruptcy Court and the Canadian Court, respectively;

(b) the Bill of Sale, the General Conveyance, the Deeds, or copies of the Deeds applicable in the relevant jurisdictions for the Owned Real Property (with the Deeds for the Owned Real Property located in the United States of America to be recorded with copies of all required Conveyance Tax stamps affixed), the Omnibus Assignment of Lease, a registrable assignment of any registered lease or sublease in respect of the Leased Real Property, the Assignment of Transferred Intellectual Property and such other instruments, in form and substance and in registrable or recordation form where applicable, reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser, or to register or record or evidence such transfer on the public records, in each case duly executed by the applicable Seller;

(c) executed counterparts of the Price Adjustment Escrow Agreement, the FIRPTA Sum Escrow Agreement, the Independent Accounting Firm Escrow Agreement and the Asserted Cure Costs Escrow Agreement;

(d) executed counterparts of each Ancillary Agreement to which any of the Sellers is a party other than the Ancillary Agreements delivered pursuant to Section 2.12(b) and (c);

(e) a receipt for the amount contemplated by Section 2.04(a) and, if any, Section 2.04(h);

(f) a certificate of non-foreign status pursuant to section 1.1445-2(b)(2) of the Regulations for each Seller that is not a “foreign person” within the meaning of U.S. Treasury Regulation section 1.1445-2(b)(2)(i) and is selling a United States real property interest within the meaning of section 897(c) of the Tax Code;

(g) a certificate of residency for the purposes of the Tax Act for each of the Sellers;

(h) executed counterparts of the GST election referred to in Section 5.15(c);

(i) a certificate of a duly authorized officer of each of the Sellers certifying as to the matters set forth in Section 7.02(a);

(j) a copy of the FIRPTA Application and evidence reasonably satisfactory to the Purchaser that the FIRPTA Application has been submitted to the IRS. At the Closing, the Sellers shall deliver or cause to be delivered to the Escrow Agent such forms as necessary to comply with the Oregon withholding requirements or applicable exemptions under ORS 314.258;

(k) to the applicable title company, such forms as necessary to comply with the Oregon withholding requirements or applicable exemptions under ORS 314.258; and

(l) if Purchaser exercises the Option, appropriate documentation effectuating the transfer to Purchaser of all Oregon Pollution Control Certificates pertaining to the Halsey ClO2 Plant and Halsey Tax Credits, to the extent required under Oregon law.

SECTION 2.13 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered,

(a) to the Sellers:

(i)(A) the amount contemplated by Section 2.04(a), by wire transfer in immediately available funds; and (B) the Purchaser’s Deposit, plus any accrued interest thereon, in each case, to the Purchase Price Bank Account;

(ii) executed counterparts of the Bill of Sale, the Price Adjustment Escrow Agreement, the FIRPTA Sum Escrow Agreement, the Independent Accounting Firm Escrow Agreement, the Omnibus Assignment of Lease, the Assignment of Beneficial Interest, the Assignment of Transferred Intellectual Property and such other instruments, in form and substance satisfactory to the Sellers, as may be reasonably requested by the Sellers, to effect the assumption by the Purchaser of the Assumed Liabilities and to evidence such assumption on the public records;

(iii) executed counterparts of each Ancillary Agreement (other than the Ancillary Agreements delivered pursuant to Section 2.13(a)(ii) to which the Purchaser is a party;

(iv) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.01(a); and

(v) executed counterparts of the GST election referred to in Section 5.15(c); and

(b) to the Escrow Agent, the Asserted Cure Costs Deposit in accordance with Section 2.09(a) and the Price Adjustment Deposit in accordance with Section 2.07(b); and

(c) to the applicable counterparties of the applicable Assigned Contracts, the amount of the Determined Cure Costs in accordance with Section 5.03(c).

SECTION 2.14 Registration of Transfers of Real Property. (a) All closing documents shall be executed and placed into escrow at the offices of the Sellers’ Counsel at 12:00 p.m. New York time on the Business Day before the Closing Date, except an original court certified copy of the Transaction Approval Order issued by the Canadian Court (the “Canadian Transaction Approval and Vesting Order”) and the Bill of Sale, certificate or other document required to effect the transfer of the Purchased Assets in accordance with the Canadian Transaction Approval and Vesting Order, which will be delivered to the offices of the Sellers’ Canadian Solicitors by 12:00 p.m. New York time on the Business Day before the Closing Date, and except a Land Title Act (British Columbia) form 17 application, property transfer tax forms and sufficient funds to pay the property transfer tax for the Owned Real Property and the registered Leased Real Property located in Canada that is to be transferred to the Purchaser by the registration of the Canadian Transaction Approval and Vesting Order in the Land Title Office, which will be executed and placed into escrow at the offices of the Purchaser’s Solicitors (with copies of the form 17 and the property transfer tax forms provided to the Sellers’ Canadian Solicitors) by 12:00 p.m. New York time on the Business Day before the Closing Date. The Purchaser shall provide the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(d) and Section 2.04(e) to the Purchaser’s Solicitors in trust by the same deadline. The closing documents and the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(d) and Section 2.04(e) shall then be held in escrow until released as provided in this Section 2.14. Upon all closing documents being escrowed and receipt by the Sellers’ Counsel and the Sellers’ Canadian Solicitors of written confirmation from the Purchaser’s Solicitors that they hold the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(d) and Section 2.04(e) in trust, the Bill of Sale, certificate or other document required to effect the transfer of the Purchased Assets in accordance with the Canadian Transaction Approval and Vesting Order shall be delivered to the Purchaser’s Solicitors on trust conditions and undertakings of the Purchaser’s Solicitors approved by the Sellers’ Canadian Solicitors and the Purchaser’s Solicitors, both acting reasonably, and failing such agreement as arbitrated by an independent real estate solicitor qualified and actively practicing real estate law in Vancouver, British Columbia agreed to by the Sellers’ Canadian Solicitors and the Purchaser’s Solicitors or, failing such agreement, appointed by the Canadian Court upon application of either the Purchaser or the Sellers. Forthwith upon receipt by the Purchaser’s Solicitors of the Bill of Sale, certificate or other document required to effect the transfer of the Purchased Assets in accordance with the Canadian Transaction Approval and Vesting Order, and provided at that time none of the conditions to Closing contained in Article VII that have not been waived remain unfulfilled, the Purchaser shall cause the Purchaser’s Solicitors to submit the Canadian Transaction Approval and Vesting Order with the form 17, the property transfer tax forms and payment of the property transfer tax for registration in the Land Title Office on the Closing Date. The undertakings of the Purchaser’s Solicitors shall include an undertaking from the Purchaser’s

Solicitors to the Sellers and the Sellers’ Canadian Solicitors that if the monies referred to in Section 2.04(a) are not paid to the Sellers on the Closing Date and the monies referred to in Section 2.04(b), Section 2.04(c), Section 2.04(d) and Section 2.04(e) are not paid to the Escrow Agent pursuant to the Price Adjustment Escrow Agreement and the Asserted Cure Costs Escrow Agreement, respectively, on the Closing Date, the Purchaser’s Solicitors will, upon the written request of the Sellers or the Sellers’ Canadian Solicitors, forthwith request that the registration of the Canadian Transaction Approval and Vesting Order be withdrawn and cancelled. Forthwith upon submitting the Canadian Transaction Approval and Vesting Order for registration in the Land Title Office on the Closing Date, the Purchaser will instruct the Purchaser’s Solicitors to conduct post-filing land title searches of the Owned Real Property for which the Canadian Transaction Approval and Vesting Order has been deposited for registration and if the post-filing land title searches of such Owned Real Property and the registered Leased Real Property show pending numbers assigned to the Canadian Transaction Approval and Vesting Order free and clear of all Liens other than the Permitted Encumbrances other than Mechanics Liens, the Purchaser shall instruct the Purchaser’s Solicitors to provide written notification of same to the Sellers’ Counsel and the Sellers’ Canadian Solicitors and, provided at that time none of the conditions to Closing contained in Article VII that have not been waived remain unfulfilled, the Purchaser shall cause the Purchaser’s Solicitors to deliver to the Sellers at the Closing the monies referred to in Section 2.04(a) and to the Escrow Agent the monies referred to in Section 2.04(b), Section 2.04(c), Section 2.04(d) and Section 2.04(e) and the closing documents held in escrow pursuant to this Section 2.14 shall be delivered at the Closing to the appropriate party. If such post-filing land title searches are not received by the Closing Date or if such post-filing land title searches do not show pending numbers assigned to the Canadian Transaction Approval and Vesting Order, or if at that time any of the conditions to Closing contained in Article VII that have not been waived are unfulfilled, then the Purchaser shall, upon the written request of the Sellers’ Counsel or the Sellers’ Canadian Solicitors, forthwith cause the Purchaser’s Solicitors to apply to the Land Title Office for withdrawal of the Canadian Transaction Approval and Vesting Order and execute and deliver to the Seller all instruments required to reconvey the Owned Real Property for which the Canadian Transaction Approval and Vesting Order was deposited for registration to the Sellers (provided the Sellers pay all Conveyance Taxes in respect thereto), all without prejudice to any rights or remedies of the parties under this Agreement, and upon receipt by the Purchaser’s Solicitors of the withdrawn Canadian Transaction Approval and Vesting Order and delivery of the Bill of Sale, certificate or other document required to effect the transfer of the Purchased Assets in accordance with the Canadian Transaction Approval and Vesting Order to the Sellers, the Purchaser’s Solicitors shall be entitled to release the monies referred to in Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(d) and Section 2.04(e) to the Purchaser, together with any and all interest earned thereon and the remaining documents held by the solicitors shall be redelivered to the relevant maker or makers thereof for cancellation, without in any way impairing the rights and obligations of the parties to one another under this Agreement.

(b) Notwithstanding anything in this Section 2.14 to the contrary, all deeds and associated transfer documents (including transfer tax forms) for the Owned Real Property located in the United States shall be executed and placed into escrow with the title insurance company (the “Title Company”) for recordation with the applicable county clerks or county recorder’s office, as the case may be in each county where such Owned Real Property will be transferred pursuant to this Agreement. The Title Company shall hold in escrow all U.S. Owned

Real Property Transfer Documents for recordation until instructed to release and record such documents pursuant to written notice from both Sellers’ Counsel and Purchaser’s Counsel on the Closing Date. Upon such notice, the Title Company shall record all applicable documents and return copies of the recorded documents to Purchaser’s Counsel.

Article III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Except as set forth in PTI’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on April 12, 2007, and all forms, reports, statements, schedules and other documents required to be filed by PTI and filed with the SEC thereafter, the Sellers jointly and severally hereby represent and warrant to the Purchaser, as of the date hereof, or if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01 Organization, Authority and Qualification of the Sellers. Except as a result of the commencement of the Chapter 11 Cases and the Canadian Proceedings, each of the Sellers is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, and, subject to obtaining the approval of the Bankruptcy Court and Canadian Court, has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. Each of the Sellers has all necessary power and authority to own, lease, operate and conduct its respective businesses, properties and assets as now being conducted. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its respective business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing (a) has resulted from the commencement or continuance of the Chapter 11 Cases or the Canadian Proceedings; or (b) would not: (i) adversely affect the ability of such Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise have a Material Adverse Effect. Subject to obtaining the Transaction Approval Orders from each of the Bankruptcy Court and the Canadian Court, the execution and delivery of this Agreement and the Ancillary Agreements by each Seller, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller and its stockholders or partners, as the case may be and no other corporate action or proceeding on the part of any of the Sellers is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers, or the consummation of the Transactions. This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser), subject to the approval of the Bankruptcy Court and Canadian Court, this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

SECTION 3.02 No Conflict. Subject to the approval of the Bankruptcy Court and the Canadian Court, and assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and the consummation of the Transactions thereby do not and will not, except as set forth in Section 3.02 of the Disclosure Schedule: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles or bylaws (or similar formation or organizational documents) of any of the Sellers; (b) conflict with or violate any Law or Order applicable to any of the Sellers or any of the Purchased Assets; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers is a party, or result in the creation of any Lien on any of the Purchased Assets, except to the extent that any such rights of termination, acceleration or cancellation and such Liens are not enforceable (both before or after completion of the Transactions) due to operation of the Bankruptcy Code or CCAA, and except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not, individually or in the aggregate, result in a Material Adverse Effect or result in the imposition of any Lien against any assets or properties of Sellers or any subsidiary (other than the super-priority claim of the Purchaser under the Stalking Horse Protections Orders).

SECTION 3.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not or, upon the entry by the Bankruptcy Court and the issuance by the Canadian Court of the Transaction Approval Orders as required by Section 7.01(d) and Section 7.02(d), will not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or other third party under any of the terms, conditions or provisions of any Law or Order applicable to any Seller or by which any of the Purchased Assets may be bound, any Contract to which any Seller is a party or by which any Seller may be bound, except: (a) as described in Section 3.03 of the Disclosure Schedule; (b) compliance with and filing under the pre-merger notification and waiting period requirements of the HSR Act and the Competition Act, and any compliance with, filings under or approval required under, the antitrust laws of any other relevant jurisdiction; (c) any applicable requirements under the ICA; (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, have a Material Adverse Effect; or (e) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of their Affiliates.

SECTION 3.04 SEC Filings; Financial Statements; Undisclosed Liabilities. (a) PTI has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2005 (collectively, the “SEC Reports”). The SEC

Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Sellers, other than PTI, is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of PTI and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

SECTION 3.05 Litigation. Except for (a) the Chapter 11 Cases and Canadian Proceedings, and any and all Actions arising therefrom or related thereto, (b) and as set forth in Section 3.05 of the Disclosure Schedule or (c) to the extent that any such Action constitutes an Excluded Liability, as of the date hereof there is no pending material Action by or against any of the Sellers and relating to the Business or any of the Purchased Assets, or, to the Sellers’ Knowledge, threatened against or affecting any of the Sellers and relating to the Business or any of the Purchased Assets. The Sellers, acting reasonably, do not expect that any of the Actions set forth in Section 3.05 of the Disclosure Schedule would have a Material Adverse Effect.

SECTION 3.06 Compliance with Laws. Except as set forth in Section 3.06 of the Disclosure Schedule and as would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Sellers (a) have conducted and continue to conduct the Business in accordance with all Laws and Orders applicable to the Business, (b) have complied with and continue to comply with all Laws and Orders applicable to the Purchased Assets and the Assumed Liabilities, (c) are not in violation of any such Law or Order, and (d) to the Sellers’ Knowledge, have not received any notice that any violation of any such Law or Order is being or may be alleged.

SECTION 3.07 Environmental Matters. (a) Section 3.07 of the Disclosure Schedule sets forth all material environmental site assessment reports and facility compliance audit reports for the past 4 years in the possession or control of the Sellers and that relate to environmental matters concerning a Purchased Asset or the Business.

(b) Except as referenced in Section 3.07 of the Disclosure Schedule, the Sellers hold all material Environmental Permits required for the ownership and operation of the Purchased Assets and the Business in the manner in which they are currently owned and operated. All such Permits are in full force and effect and there are no material defaults thereunder except as set forth in Section 3.07 of the Disclosure Schedule.

(c) Except as set forth in Section 3.07 of the Disclosure Schedule, each Seller and Purchased Asset, as applicable, is in compliance in all material respects with all Environmental Laws.

(d) Except as set forth in Section 3.07 of the Disclosure Schedule, no Seller has been served with notice of any material Environmental Liability (including any Order issued under any Environmental Laws) that is currently outstanding against, and, to the Knowledge of the Sellers, no material Environmental Liabilities are threatened against, a Seller, or a Purchased Asset, as applicable under any Environmental Laws and, to the Knowledge of the Sellers, there is no basis for any such Environmental Liabilities.

(e) Except as set forth in Section 3.07 of the Disclosure Schedule, since the initial date on which any Seller or its respective Affiliate took possession of a Purchased Asset, to the Knowledge of Sellers, there has been no Release of any Hazardous Material at or from such Purchased Asset, as applicable, that might reasonably be expected to result in a material Environmental Liability.

(f) Except as set forth in Section 3.07 of the Disclosure Schedule, to the Knowledge of the Sellers, there are no material quantities or concentrations of Hazardous Materials in, on or under any of the Purchased Assets, or elsewhere where Hazardous Materials have been Released from the Purchased Assets.

SECTION 3.08 Intellectual Property. Section 3.08 of the Disclosure Schedule sets forth a true and complete list of all Registered Transferred Intellectual Property, and except as set forth therein, each item of such Registered Transferred Intellectual Property currently is in full force and effect with the Governmental Authority or Internet domain name registrar in which it is Registered. Except as set forth in Section 3.08 of the Disclosure Schedule or would not have a Material Adverse Effect, (a) a Seller is the owner of the entire right, title and interest in and to each item of Registered Transferred Intellectual Property, free and clear of all Liens, save and except for Permitted Encumbrances other than Mechanics Liens; (b) to the Sellers’ Knowledge, (i) no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Registered Transferred Intellectual Property, and (ii) the conduct of the Business by the Sellers does not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any third party; and (c) there is no Action pending or, to the Sellers’ Knowledge, threatened, against any Seller (i) alleging that the use of any Transferred Intellectual Property infringes, misappropriates or otherwise violates, the Intellectual Property rights of any third party, or (ii) challenging any Seller’s ownership of any Transferred Intellectual Property. The Purchaser acknowledges that the representations and warranties contained in (b) and (c) are the only representations and warranties being made in this Agreement with respect to infringement, misappropriation or other violation of Intellectual Property.

SECTION 3.09 Real Property. (a) Section 2.01(a)(i)(A) of the Disclosure Schedule lists the street address, legal description where appropriate and the current owner of each parcel of real property in which PTL, PTI or MPL have fee title (or equivalent) interest and which is used in the conduct of the Business other than any real property set forth in Section 2.01(b)(vi) of the Disclosure Schedule. Except as described in Section 3.09(a) of the Disclosure Schedule: (i) each Seller listed in Section 2.01(a)(i)(A) of the Disclosure Schedule as the owner of a parcel of Owned Real Property has good title in fee simple to such parcel (it being acknowledged by the Purchaser that, with respect to U.S. real property only, the foregoing representation is correct to the Sellers’ Knowledge); (ii) to the extent as are in the Sellers’ possession, the Sellers have made available to the Purchaser copies of each Deed for each parcel of Owned Real Property; and (iii) all buildings and other improvements situated on the Owned Real Property form a part of the Owned Real Property and are owned by PTL, PTI or MPL. The utility and other services provided to the Owned Real Property and the Leased Real Property are adequate to conduct and operate the Business as currently carried out on such Property. The water pipelines serving the Harmac Pulp Mill are located entirely on Owned Real Property. All of the buildings, structures, appurtenances and equipment situated on the Owned Real Property and Leased Real Property are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Sellers have adequate rights of ingress and egress for operation of the Business in the ordinary course of business. The Sellers have not received written notice of any pending condemnation proceeding or any threatened condemnation that would preclude or impair the use of any Owned Real Property or the Leased Real Property by the Business for the purposes for which it is currently used. The Sellers have not received written notice of the applicable Governmental Authority altering its zoning Laws so as to affect or potentially affect the Owned Real Property or Leased Real Property.

(b) Section 2.01(a)(i)(B) of the Disclosure Schedule lists the street address and legal description where appropriate of each parcel of real property leased or subleased by any Seller as tenant or subtenant, as the case may be, which is used in the conduct of the Business, and the identity of the lessee of each such parcel of Leased Real Property other than any real property set forth in Section 2.01(b)(vi) of the Disclosure Schedule. The Sellers have delivered to the Purchaser, or shall deliver to the Purchaser on or before the fourth (4th) Business Day prior to the hearings to approve the Transaction Approval Orders, true and complete copies of the leases and subleases in effect at the date hereof (including all amendments thereto and assignments in respect thereof) relating to the Leased Real Property, other than as would not have a Material Adverse Effect and except as set forth on Section 2.01(a)(i)(B) of the Disclosure Schedule, there has not been any sublease or assignment entered into by any of the Sellers in respect of the leases and subleases relating to the Leased Real Property. Assuming good fee simple title vested in the applicable landlords, each lease and sublease in respect of the Leased Real Property is a valid lease or sublease and Sellers have received no written notice of default except as disclosed in Section 2.01(a)(i)(B) of the Disclosure Schedule.

(c) The Owned Real Property and the Leased Real Property constitute all of the real property used by the Sellers in the conduct of the Business.

(d) The utility and other services provided to those portions of the Owned Property located in Halsey, Oregon pursuant to that certain Settlement and Operating Agreement dated August 9, 1991, originally between PTI and James River Paper Company, Inc. and James River Corporation of Virginia, as amended, are adequate to conduct and operate the Business.

(e) Those portions of the Owned Real Property located in Halsey, Oregon, described in Section 2.01(a)(i)(A) Part 1 of the Disclosure Schedule, contain approximately 1000 acres. The Sellers have not sold any real property in Halsey, Oregon since December 31, 2006.

SECTION 3.10 Employee Benefit Matters.

(a) Employee Plans and Material Documents. Section 3.10 of the Disclosure Schedule lists: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, active or retiree medical or life insurance, hospital, dental, vision care, drug, sick leave, disability (including short term disability and long term disability), salary continuation, maternity or paternity, legal benefits, unemployment benefits, pension, supplemental retirement, savings, severance, fringe or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, to which any of the Sellers or ERISA Affiliates is a party, with respect to which any Seller or ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by a Seller or ERISA Affiliate for the benefit of any Business Employee; (ii) each employee benefit plan related solely to the Business for which any of the Sellers could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any plan related solely to the Business in respect of which any of the Sellers could incur liability under Section 4212(c) of ERISA; and (iv) any Material Contracts between any of the Sellers or any of their Affiliates, and any Business Employee (collectively, the “Employee Plans”). Each Employee Plan is in writing, and the Sellers have made available to the Purchaser a true and complete copy of each Employee Plan and all amendments made to such plans together with, as applicable, any applicable collective bargaining agreements and ancillary agreements, all current funding agreements, all current summary descriptions, and, if applicable, the most recent actuarial report relating to those Employee Plans. No facts, conditions or circumstances have occurred between the date of the foregoing documents that were delivered or made available to the Purchaser and the date of this Agreement that would materially affect the information contained in those documents and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Employee Plan or to provide increased benefits under any Employee Plan to any of the Business Employees, except as required by applicable Laws.

(b) Compliance. To the Knowledge of Sellers, each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws (including, without limitation, all Tax rules with which compliance is required for any intended favorable Tax treatment). Each of the Sellers has performed all material obligations required to be performed by it in respect of the Business Employees prior to Closing under, is not in any material respect in default under or in material violation of, any Employee Plan. To the Knowledge of the Sellers, there is no material default or violation of an Employee Plan by any party thereto and no action is pending or, to the Knowledge of the Sellers, threatened with respect to any Employee Plan and, to the Knowledge of the Sellers, no fact or event exists that could give rise to any such Action.

(c) Qualification of Certain Employee Plans. Each Employee Plan that is intended to be qualified under Section 401(a) of the Tax Code or Section 401(k) of the Tax Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Employee Plan for which determination letters are currently available, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Tax Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of the Sellers, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d) Contributions. With respect to the Canadian Multi-Employer Pension Plans, the Canadian Industry Benefit Plan and the US Multi-Employer Pension Plans, all required contributions have been made or properly accrued and along with reporting and audit obligations set out in the Collective Agreements, these constitute the sole obligations of the Sellers.

SECTION 3.11 Taxes. Except as set forth in Section 3.11 of the Disclosure Schedule and, in the case of income Taxes, except as would not have a Material Adverse Effect,

(a) Sellers have timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities (taking into account extensions to file Tax Returns) all Tax Returns that are required to be filed with respect to the income or operations of the Business or the ownership of the Purchased Assets on or prior to the Closing Date;

(b) All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all material Taxes due by or with respect to the income or operations of the Business or the ownership of the Purchased Assets for the Pre-Closing Period have been timely paid or will be timely paid in full on or prior to the Closing Date;

(c)(i) None of the Sellers are the subject of an audit or other examination of Taxes by the Tax authorities of any nation, state, province or locality with respect to the income or operations of the Business or the ownership of the Purchased Assets; (ii) to the Knowledge of the Sellers, no such audit is threatened or pending; and (iii) the Sellers have not received any written notices from any Tax authority relating to any issue that could result in any liability for Taxes with respect to the income or operations of the Business or the ownership of the Purchased Assets;

(d)(i) The Sellers have not entered into an agreement or waiver or have been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes with respect to the income or operations of the Business or the ownership of the Purchased Assets that has not expired and (ii) the Sellers are not presently contesting the liability for Taxes with respect to the income or operations of the Business or the ownership of the Purchased Assets before any court, tribunal or agency;

(e) All Taxes that the Sellers are (or were) required by Law to withhold or collect with respect to the income or operations of the Business or the ownership of the Purchased Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable;

(f) To the Knowledge of the Sellers, no written claim has ever been made by any taxing authority in a jurisdiction where the Sellers do not file Tax Returns with respect to the income or operations of the Business or the ownership of the Purchased Assets that the Sellers are or may be subject to taxation by that jurisdiction with respect to the income or operations of the Business or the ownership of the Purchased Assets;

(g) There are no Liens for Taxes or security interests on any of the Purchased Assets arising in connection with any failure (or alleged failure) to pay any Taxes (other than Permitted Encumbrances);

(h)(i) PTI, PTPC and PTPSUS are not foreign persons within the meaning of Section 1445 of the Tax Code and the Regulations thereunder, and (ii) with respect to the Purchased Assets sold by MPL, such Purchased Assets are not “United States real property interests” as defined in Section 897(c) of the Tax Code and the Regulations thereunder;

(i) No Seller other than PTI, PTPC and PTPSUS is a non-resident of Canada or a partnership other than a Canadian Partnership within the meaning of Section 116 of the Income Tax Act (Canada) and neither PTI, PTPC nor PTPSUS is selling any interest in Taxable Canadian Property (as defined in the Tax Act) pursuant to this Agreement; and

(j) PTL, Harmac Pulp Mill and Mackenzie Pulp Mill are registered for the purposes of the GST under numbers 122383102 RT 0001, 122383102 RT 0002, and 122383102 RT 0003, respectively.

SECTION 3.12 Material Contracts. (a) Section 3.12(a) of the Disclosure Schedule, as may be updated to include any additional Contracts identified by the Sellers to the Purchaser after the date of this Agreement and prior to January 21, 2008, lists the material Contracts of the Sellers as of the date of this Agreement, but only to the extent such Contracts relate primarily to the Business and are not Excluded Assets (such Contracts, “Material Contracts”). The Sellers have delivered to the Purchaser true and complete copies of the Material Contracts (including all amendments thereto and assignments thereof) set forth on Section 7.02(g) of the Disclosure Schedule.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on the applicable Seller and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.03 of the Disclosure Schedule, and Bankruptcy Court and Canadian Court approvals to transfer, are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.12(b) of the Disclosure Schedule, the applicable Seller and, to the Knowledge of the Sellers, the counterparties thereto, are not in breach of, or default under, any Material Contract to which any of them is a party except for breaches or defaults that, upon entry or issuance of the Transaction Approval Orders by the Bankruptcy Court and the Canadian Court, would not preclude the Sellers from assigning such Material Contract to the Purchaser and that would be cured or rendered unenforceable in accordance with the Transaction Approval Orders.

SECTION 3.13 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller. The Sellers are solely responsible for the fees and expenses of the Financial Advisor.

SECTION 3.14 Title to Purchased Assets; Good Condition. (a) The Sellers have good and valid title to, or in the case of leased assets, a valid leasehold interest in all of the Purchased Assets.

(b) To the Sellers’ Knowledge, all of the tangible personal property used or held for use in connection with the Business is in good operating condition and repair, free of defects and in a state of good maintenance, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used or intended.

SECTION 3.15 Sufficiency of Assets. The Purchased Assets constitute all of the assets, rights, interests and properties of every nature and kind whatsoever used or held for use in the conduct of the Business, or otherwise necessary for the Purchaser to conduct and operate the Business immediately after the Closing in all material respects as conducted and operated by the Sellers immediately prior to the Closing.

SECTION 3.16 Insurance. Set forth in Section 3.16 of the Disclosure Schedule is an accurate and complete list of each insurance policy and insurance arrangement that covers businesses, properties, assets (including the Purchased Assets), Liabilities (including the Assumed Liabilities) or employees (including self insurance, but excluding insurance policies providing benefits under welfare plans and directors’ and officers’ insurance) of the Business (the “Insurance Policies”). The Insurance Policies are in full force and effect, all premiums thereon have been paid, and the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies. No Seller is in default under any of the Insurance Policies (or any policy required to be set forth in Section 3.16 of the Disclosure Schedule) and there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. No Seller has received any notice of cancellation or non-renewal of any such Insurance Policies nor has the termination of any such Insurance Policies been threatened, and there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such Insurance Policies. Each of the Insurance Policies is of a type and in such amount and covers such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to the Business. Since December 31, 2006, there has not been any material adverse change in any Seller’s relationship with its insurers or in the premiums payable pursuant to such Insurance Policies. Section 3.16 of the Disclosure Schedule also sets forth a list of all pending claims and the claims history with respect to the Business during the past five (5) years (including with respect to insurance obtained but not currently maintained).

SECTION 3.17 Suppliers and Customers. Section 3.17 of the Disclosure Schedule sets forth (a) each customer accounting for more than one percent (1%) of the sales volume of the Business since December 31, 2006 and (b) each supplier (i) accounting for more than one percent (1%) of the consolidated purchases by the Business during such period. The relationships of the respective Sellers with each such supplier and customer are good commercial working relationships and, except as set forth in Section 3.17 of the Disclosure Schedule, no such supplier or customer has canceled or otherwise terminated its relationship with any Seller. Except as set forth in Section 3.17 of the Disclosures Schedule, no Seller has received any notice that any such supplier or customer has cancelled its relationship with Sellers or the Business.

SECTION 3.18 Permits. The Sellers have made available to the Purchaser prior to the date hereof a true and complete copy of each permit (including occupancy permit), certificate, license, consent, franchise, waiver or authorization of any Governmental Authority (each, a “Permit”) obtained or possessed by any Seller in respect of the Business or any Purchased Asset, each of which is listed in Section 3.18 of the Disclosure Schedule. Except as would not reasonably be expected to have a Material Adverse Effect, the Sellers have obtained and possess all Permits and have made all registrations or filings with or notices to any Governmental Authority necessary for the lawful conduct of the Business as presently conducted and operated, or necessary for the lawful ownership of their properties and assets or the operation of the Business as presently conducted and operated. Each such Permit is valid and in full force and effect and the Sellers are in material compliance with all such Permits. Each such Permit is included in the Purchased Assets. The consummation of the Transactions will not result in the revocation, cancellation or termination of, or any adverse amendment or modification to, any such Permit. Any applications for the renewal of any such Permit that are due prior to the Closing Date will be timely made or filed by the applicable Seller prior to the Closing Date. Except as would not reasonably be expected to have a Material Adverse Effect, no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or threatened and, to the Sellers’ Knowledge, there is no valid basis for any such proceeding, including the Transactions. No administrative or governmental action or proceeding has been taken in connection with the expiration, continuance or renewal of any such Permit and, to the Sellers’ Knowledge, there is no valid basis for any such proceeding.

SECTION 3.19 Absence of Certain Changes. Other than as a result of the commencement of the Canadian Proceedings and the Chapter 11 Cases, since December 31, 2006 the Business has not experienced any (a) damage, destruction or loss, whether covered by insurance or not, individually having a cost of $2,500,000 or more; (b) change in accounting methods or principles or any write-down, write up or revaluation of any of the Purchased Assets or Assumed Liabilities, in each case except depreciation accounted for in the ordinary course of business and write-downs of inventory which reflect the lower of cost or market and, in each case, which are in the ordinary course of business and in accordance with GAAP; or (c) sale, assignment, transfer, lease or license (other than a Permitted Encumbrance) of or on any of the Business’ tangible assets (including, without limitation, the Fixed Assets as reflected in PTI’s consolidated balance sheet, dated November 30, 2007), except in the ordinary course of business consistent with past practice, or agreement, whether orally or in writing, to do any of the foregoing in this subsection (c).

SECTION 3.20 Labor Matters. (a) Except as set forth in Section 3.20 of the Disclosure Schedule, (i) the Sellers are not party to any collective, collective bargaining, voluntary recognition, union or similar agreement with respect to any of the Business Employees, and to the Sellers’ Knowledge, no union represents or claims to represent or is attempting to organize any of the Business Employees and the Sellers are not aware of any existing certification where no Collective Agreement exists, (ii) the Sellers have complied in all material respects with all Collective Agreements and collective bargaining agreements applicable to the Business and the Business Employees, (iii) there is no unfair labor practice charge or complaint against the Sellers in respect of the Business pending or threatened before the National Labor Relations Board, the British Columbia Labour Relations Board, any federal, state or provincial labor relations board or any court or tribunal, (iv) there is no strike, lockout, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Business and there has been no strike, lockout, dispute, request for representation, slowdown or stoppage within the past three (3) years in respect of the Business, and (v) the Sellers are not a federal or state contractor or subcontractor. The Sellers, acting reasonably, do not expect that any of the matters set forth in Section 3.20 of the Disclosure Schedule would have a Material Adverse Effect.

(b) Except as set forth in Section 3.20 of the Disclosure Schedule, there are no pending, or to the Sellers’ Knowledge, threatened actions, grievances, arbitrations, administrative proceedings, charges, complaints or investigations that involve the Collective Agreements or labor or employment relations of the Business, including but not limited to, issues relating to employment discrimination, wages and hours and occupational health and safety. There has not been any material adverse change in relations with the Business Employees as a result of any announcement of the Transactions. To Seller’s Knowledge, except as disclosed in Section 3.20 of the Disclosure Schedule, since January 1, 2003, no written notice has been received by the Sellers of any material complaint filed or threatened by any of the Business Employees claiming that Sellers are in breach of the terms of any contract of employment or that Sellers have violated any applicable Law with respect to employment matters.

(c) Except as disclosed in Section 3.20 of the Disclosure Schedule, (i) there are no outstanding Orders against the Sellers under any applicable Laws relating to occupational safety and health, or any other matters relating to employment or employees, in connection with the Business, (ii) any levies, assessments, and penalties made in connection with the Business against the Sellers pursuant to applicable Laws relating to occupational safety and health, or any other matters relating to employment or employees, have been paid in full, and (iii) the Sellers are not presently in violation of any applicable Law with respect to employment matters in connection with the Business.

(d) The Business has not been affected by any transaction and during the last three (3) years the Sellers have not during the last three (3) years engaged in, or planned or announced for the future, any layoffs, employment terminations or plant or facility closures in connection with the Business sufficient in number to trigger application of the WARN Act or any similar state or local Law (including, but not limited to, any State WARN Acts) to the Business.

SECTION 3.21 Inventory. Except as set forth on Section 3.21 of the Disclosure Schedule, all Inventory of the Sellers is of good merchantable quality, reasonably in balance, and readily saleable (in the case of Inventory held for sale) or currently usable (in the case of other Inventory) in the ordinary course of business. The value of obsolete, damaged or excess Inventory and of Inventory below standard quality has been written down on the most recent balance sheet delivered to the Purchaser pursuant to Section 3.04 or, with respect to

Inventory purchased since such balance sheet date, on the books and records of the Sellers, to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which Inventory are carried reflects the customary Inventory valuation policy of the Sellers (which fairly reflects the value of obsolete, spoiled or excess Inventory) for stating Inventory, in accordance with GAAP. The Sellers have delivered to the Purchaser a true, correct and complete copy of a perpetual Inventory report for the week ending immediately prior to the date hereof and shall have delivered on or before the Closing Date to the Purchaser a true, correct and complete copy of a perpetual Inventory report for the week ending immediately prior to the Closing Date, together in each case, with a certificate of the chief financial officer of the Sellers certifying the accuracy of such reports to the best of his or her knowledge. Each such Inventory report shall be prepared based upon the books and records of the Sellers (and not physical inventory) and shall set forth an Inventory list of the Sellers and specify the amount, kinds, pricing and location of the Inventory covered thereby.

SECTION 3.22 MPL Assets and Liabilities. Except as set forth in Section 3.22 of the Disclosure Schedule, MPL:

(a) does not currently have any assets, rights or interests, other than its interest as the holder of legal title to the Owned Real Property identified as such in Section 2.01(a)(i) of the Disclosure Schedule pursuant to a Bare Trust and Agency Agreement between PTL and MPL made as of December 31, 2001;

(b) does not carry on, and has never carried on, any business or other activity;

(c) does not have, and has never had, any employees;

(d) has no Liabilities (including Liabilities under any Intercompany Loans and Liabilities for Taxes) and to the Sellers’ Knowledge there are no facts, circumstances or events which exist that could give rise to any Liabilities;

(e) has never been, and is not currently, a party to any Contract other than the Bare Trust and Agency Agreement;

(f) has never been, and is not currently, the subject of any Action or Order; and

(g) has at all times been in compliance with all Laws.

SECTION 3.23 Rail Transportation. The Mackenzie Mill and the Halsey Mill are served by rail transportation services provided by third persons adequate for the Business as currently carried on and all Contracts relating to such rail transportation services have been provided by the Sellers to the Purchaser and are listed in Section 3.23 of the Disclosure Schedule.

SECTION 3.24 Disclaimer of the Sellers. (A) THE BUSINESS, INCLUDING THE PURCHASED ASSETS, IS BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF THE CLOSING AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS

ARTICLE III AND THE SECTIONS OF THE DISCLOSURE SCHEDULE RELATING THERETO AND EXCEPT FOR ANY WARRANTIES OF TITLE CONTAINED IN ANY DEED TO ANY OWNED REAL PROPERTY DELIVERED AT THE CLOSING, NONE OF THE SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLERS OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) NONE OF THE SELLERS, THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM DATED AUGUST 2007 (THE “OFFERING MEMORANDUM”), AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by each of the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

SECTION 4.02 No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, articles or bylaws (or similar organizational documents) of the Purchaser; (b) conflict with or violate any Law or Order applicable to the Purchaser or their respective assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other Order of, action by, filing with, or notification to, any Governmental Authority, except: (a) compliance with and filing under the pre-merger notification and waiting period requirements of the HSR Act, the Competition Act, and any compliance with, filings under or approval required under, the antitrust laws of any other relevant jurisdiction; (b) any applicable requirements under the ICA; or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the Transactions.

SECTION 4.04 Financing. At the Closing, the Purchaser will have sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the Transactions. Upon the consummation of the Transactions, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital, and (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature.

SECTION 4.05 Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.07 Independent Investigation; Sellers’ Representations. The Purchaser have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and their Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided reasonable access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers or their representatives (except the specific representations and warranties of the Sellers set forth in Article III and the sections of the Disclosure Schedule thereto). The Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made in Article III, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to: (i) merchantability or fitness for any particular use or purpose; (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Sellers; or (iii) the probable success or profitability of the Business after the Closing and (b) none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including the Offering Memorandum, and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the Transactions.

SECTION 4.08 Investment Canada. The Purchaser is a WTO Investor, as that term is defined in Subsection 14.1(6) of the ICA. If the Purchaser assigns its rights under this Agreement, the assignee or assignees will be either a WTO Investor as that term is defined in Subsection 14.1(6) of the ICA or a Canadian, as that term is defined in the ICA.

SECTION 4.09 GST Registration Numbers. The Purchaser hereby represents that it is, or will be, duly registered for the purpose of the GST prior to the Closing under the numbers that the Purchaser will provide to the Sellers prior to the Closing.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Bankruptcy Court and Canadian Court Approvals. On or before January 8, 2008, the Sellers shall file with the Bankruptcy Court a copy of this Agreement and a notice of hearing or motion materials, as applicable, pursuant to which the Sellers will seek approval of the Stalking Horse Protections, which, for the avoidance of doubt, shall include the Break Up Fee and certain Auction Overbid Protections reasonably acceptable to the Purchaser. The Stalking Horse Protections Orders shall be approved by the Bankruptcy Court and the Canadian Court no later than January 15, 2008.

SECTION 5.02 Break Up Fee. (a) If this Agreement is terminated as a result of the occurrence of an event under Section 8.01(a)(ii), (iii) or (iv), (b) (if the Stalking Horse Protections Orders have been obtained) or (d)(i) (other than as a result solely of the Sellers’ failure to satisfy Section 7.02(o) or Section 7.02(p)), (ii), (iii) or (iv) , then, the Sellers shall promptly (and in any event within two Business Days after such termination) pay the Purchaser, in immediately available funds, a fee (the “Break Up Fee”) in the aggregate amount of Three Million Eight Hundred Thousand Dollars ($3,800,000), which Break Up Fee shall be fully earned upon the Sellers’ execution of this Agreement and shall be payable in accordance with the terms hereof, together with any applicable GST. The Break Up Fee shall constitute allowed super-priority administrative expense claims in the Sellers’ Chapter 11 Cases with priority under section 364(c)(1) of the Bankruptcy Code over all other administrative expense claims in the Chapter 11 Cases except those granted to the Lenders under or pursuant to the order of the Bankruptcy Court approving the DIP Credit Agreement. The parties hereby agree that is impossible to determine accurately the amount of damages that the Purchaser would suffer if the Transactions were not consummated as a result of a breach of this Agreement by the Sellers. As a result, notwithstanding anything in this Agreement (or the Ancillary Agreements) to the contrary, the Purchaser hereby agrees that, in the event of a failure by the Sellers to consummate the Transactions and consequent termination of this Agreement by the Purchaser in accordance with Section 8.01(d)(i), (i) the Purchaser’s right to receive the Break-Up Fee pursuant to Section 5.02 shall serve as liquidated damages against the Sellers and (ii) such liquidated damages shall be the sole and exclusive remedy, at law and equity, of the Purchaser against the Sellers for the Sellers’ breach and such termination.

(b) The Sellers shall deliver to the Purchaser, on or before February 4, 2008, copies of all Qualified Bid Documents (as defined in the bid procedures attached as Exhibit A to the Pulp Assets Bid Procedures Order entered by the Bankruptcy Court, the (“US Pulp Assets Bid Procedures Order”)) received by them or their professionals or advisors, and shall promptly deliver or cause to be delivered to the Purchaser upon receipt thereof all summaries, digests or compilations of same prepared by the Sellers or for the Sellers by their professionals or advisors to the extent that such summaries, digests or compilations are provided to any other Qualified Bidder (as defined in the Bid Procedures attached as Exhibit A to the US Pulp Assets Bid Procedures Order). In the event that the Purchaser is not the Successful Bidder (as defined in the Bid Procedures attached as Exhibit A to the US Pulp Assets Bid Procedures Order), the Purchaser shall have the right, but not the obligation, to maintain its stalking horse bid as the Back-Up Bid (as defined in and in accordance with the terms of the US Pulp Assets Bid Procedures Order).

SECTION 5.03 Assumption of Assigned Contracts. (a) At any time and from time to time on or before one (1) Business Day prior to the hearings to approve the Transaction Approval Orders, the Purchaser may, by written notice to Sellers, elect to exclude any one or more of the Material Contracts (including any lease pursuant to which the Leased Real Property is leased by a Seller) and Permits and Licenses, from the Transactions. Any Material Contract or Permit and License identified in such a notice (each, an “Excluded Contract”) shall no longer be an Assigned Contract, or a Permit and License to be assigned to the Purchaser hereunder. There shall be no adjustment to the Purchase Price as a result of the Purchaser’s election to exclude any one or more of the Material Contracts or Permits and Licenses from the Transactions pursuant to this Section 5.03(a) except that the Purchaser shall not be required to make any payments for Cure Costs or any other amounts for any such Excluded Contracts.

(b) At the time of Closing, and subject to the approval of the Bankruptcy Court and the Canadian Court pursuant to the Transaction Approval Orders and/or the consent of the applicable counterparties to the extent necessary to effect the assignment in each case, the Sellers shall assume (to the extent required) and then assign to the Purchaser, and the Purchaser shall assume from the Sellers, to the extent provided in Section 2.02, all the Assigned Contracts.

(c) Subject to the terms of Section 2.04, the Purchaser shall make provision for the payment of, the cure and reinstatement costs and expenses in respect of the Assigned Contracts that are required to be paid pursuant to the Transaction Approval Orders or such other Order of the Bankruptcy Court or the Canadian Court (collectively, the “Cure Costs”), or that are otherwise required to be paid under the Assigned Contracts to effect their assignment or in connection with any required consents, to the extent they are Determined Cure Costs and assumed pursuant to Section 2.02. The Sellers shall be responsible for (i) the verification of all Cure Costs, including all administrative responsibilities associated therewith, and (ii) any costs or other payments due and payable to such counterparty as of the Closing Date in excess of the Cure Costs. The Sellers shall use their reasonable best efforts to establish the proper Cure Costs, if any, for each Assigned Contract, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court or the Canadian Court.

(d) The Sellers shall have delivered to the Purchaser true and complete copies of the Material Contracts (including all amendments thereto and assignments thereof) on or before the fourth (4th) Business Day prior to the hearings to approve the Transaction Approval Orders. Notwithstanding any provision in this Agreement to the contrary, from and after the date hereof through the Closing Date, the Sellers will not reject, repudiate or disclaim, without prior consent of the Purchaser, any Material Contract.

(e) If any of the Contracts, or relevant portions of such a Contract, related to the leased personal property listed in Section 5.03(e) of the Disclosure Schedule (each such Contract, or such relevant portion of such Contract, a “Shared Contract”) cannot be assigned in relevant part to the applicable Purchaser, then such Shared Contract shall be an Excluded Contract and the Purchaser and the Sellers shall take commercially reasonable and permissible actions to cause the Shared Contract to be replaced with one or more Contracts for the benefit of the Purchaser and one or more Contracts for the benefit of the Sellers. Nothing in this Section 5.03(e) shall require the Purchaser or any Seller to make any material payment, incur any material obligation or grant any material concession to any counterparty under any Contract in order to effect any transaction contemplated by this Section 5.03(e).

SECTION 5.04 Conduct of Business Prior to the Closing. (a) The Sellers covenant and agree that, except as described in Section 5.04 of the Disclosure Schedule, between the date hereof and the Closing Date, and except as a result of the Chapter 11 Cases and Canadian Proceedings, each Seller, to the extent related solely to the Business, shall:

(i) conduct its business in the ordinary course in all material respects and in compliance with applicable Laws, taking into account past practice, its current and projected financial condition and the condition of the markets in which the Business operates;

(ii) use its commercially reasonable efforts and take all necessary actions to preserve intact in all material respects current values, integrity and the business organization of the Business and the Purchased Assets;

(iii) maintain Inventory (including, without limitation, the necessary supply of wood fibre and chemical Inventory) at the projected volume levels set forth in Section 5.04 of the Disclosures Schedule;

(iv) use commercially reasonable efforts to maintain the Sellers’ current insurance coverage under each insurance policy maintained by the Sellers with respect to the Business, provided that the Purchaser acknowledges that, after the Closing Date, the Sellers shall have no responsibility for obtaining or maintaining any insurance relating to the Business, whether relating to or arising out of occurrences prior to, at or subsequent to, the Closing, except to the extent required to enable the Sellers to comply with Section 2.01(a)(xi);

(v) maintain in all material respects pre-existing credit terms and policies with respect to the sale of kraft pulp;

(vi) use commercially reasonable efforts to maintain in full force and effect the Registered Transferred Intellectual Property;

(vii) use Sellers’ respective commercially reasonable efforts to maintain in all material respects the goodwill and organization of the Business and Sellers’ relationship with the Business Employees, suppliers, customers and others having business dealings with them in connection with the Business;

(viii) subject to Section 5.03(c), use commercially reasonable efforts to obtain all necessary consents to the transfer of the Contracts that are to be transferred to the Purchaser pursuant to this Agreement, provided that the obligation to use commercially reasonable efforts shall not require any payment of money or other consideration by the Sellers unless the Purchaser asks the Sellers to make such a payment and agrees to reimburse the Sellers for such payment;

(ix) use commercially reasonable efforts to obtain authorization pursuant to the Transaction Approval Orders to execute, deliver and/or file Uniform Commercial Code and Personal Property Security Act (British Columbia) termination statements, lien releases, discharges, financing change statements and such other documents, notices or instruments as the Purchaser may deem reasonably necessary or desirable to release all Liens, except for Permitted Encumbrances other than Mechanics Liens, against the Purchased Assets;

(x) pay and discharge their Liabilities relating to the Business as they come due in the ordinary course except those contested in good faith by the Sellers; and

(xi) use commercially reasonable efforts to consult in good faith on a weekly basis with the representatives of the Purchaser to report material operational developments and the general status of ongoing operations of the Business, including any Material Adverse Effect.

(b) The Sellers covenant and agree that, except as described in Section 5.04 of the Disclosure Schedule, between the date hereof and the Closing Date, and except as required by applicable Law or a result of the Chapter 11 Cases and Canadian Proceedings, each Seller, to the extent related solely to the Business, shall not, without the prior written consent of the Purchaser, and shall cause each of their Affiliates and the Sellers’ and Affiliates’ officers, directors, shareholders, employees, partners, representatives and agents not to:

(i) sell, lease, dispose or otherwise transfer or distribute any of the Purchased Assets, or any interest therein, other than transfers and dispositions, including the sale and purchase of Inventory from suppliers, made in the ordinary course of business;

(ii) grant or announce any increase in the salaries, bonuses, severance or other benefits payable by the Sellers to any of the Business Employees who are to be offered employment by the Purchaser pursuant to Article VI, other than pursuant to any plans, programs or agreements existing on the date hereof and set forth in Section 5.04 of the Disclosure Schedule or in the ordinary course of business and consistent with past business practices, without providing the Purchaser with reasonable notice of the same and a reasonable opportunity to consult with the Sellers;

(iii) hire any new employees or transfer employees from any other operations of the Sellers, or enter into any employment Contract or other arrangement with any Business Employees, if any such Business Employees are to be offered employment by, or are to become employees of, the Purchaser pursuant to Article VI, except as may be required to replace any Business Employees who terminate voluntarily, without providing the Purchaser with reasonable notice of the same and a reasonable opportunity to consult with the Sellers;

(iv) effect any involuntary termination of any Business Employees who are to be offered employment by, or are to become employees of, the Purchaser pursuant to Article VI, without providing the Purchaser with reasonable notice of the same and a reasonable opportunity to consult with the Sellers;

(v) adopt any new benefit, retention, severance, or bonus plan for any Business Employees, or amend or modify any existing Employee Plans for such employees, without providing the Purchaser with reasonable notice of the same and a reasonable opportunity to consult with the Sellers;

(vi) change any method of accounting or accounting practice or policy used by the Sellers (as it relates to the Business), other than such changes required by GAAP;

(vii) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(viii) enter or agree to enter into any Material Contract which may be included in the Purchased Assets, other than in the ordinary course of business, or make or agree to make a material change or modification to any existing Material Contract included in the Purchased Assets, except for agreements relating to sale and purchase of Inventory from suppliers in the ordinary course of business without providing the Purchaser with reasonable notice of the same and a reasonable opportunity to consult with the Sellers;

(ix) take or omit to take any action that would require disclosure under Article III, or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Sellers in this Agreement or in any of the Ancillary Agreements;

(x) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Business or the Purchased Assets; or

(xi) agree to take any of the actions specified in this Section 5.04, except as contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.05 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Sellers shall, and shall cause their respective officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the Purchaser and their authorized representatives reasonable access to the offices, properties and books and records of the Sellers (to the extent relating to the Business); and (b) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the applicable Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business; provided, further, that such review by and any information furnished to the Purchaser shall not affect the representations and warranties made by the Sellers in this Agreement or the remedies of Purchaser for breaches of those representations and warranties. From time to time prior to the Closing Date, the Sellers shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring prior to or at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to the Disclosure Schedule or the representations and warranties made by the Sellers in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to the Purchaser if such disclosure would, in the Sellers’ sole discretion: (i) cause significant competitive harm to the Business if the Transactions are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

SECTION 5.06 Damage or Destruction. Until the Closing, the Purchased Assets shall remain at the risk of the Sellers. In the event of any material damage to or destruction of any Mill or any other Purchased Asset (other than normal wear and tear) after the date hereof and prior to the Closing (in any such case, a “Loss”), the Sellers shall give notice thereof to the Purchaser. If any such Loss is covered by policies of insurance, all right and claim of the Sellers to any proceeds of insurance for such Loss shall be assigned and (if previously received by the Sellers and not used prior to the Closing Date to repair any damage or destruction) paid to the Purchaser at Closing, and the Purchaser shall complete the Transactions as provided in this Agreement without any reduction in the Purchase Price with respect to such Loss. If any such Loss is not covered by policies of insurance, the Purchaser shall have the right to reduce the Purchase Price by an amount equal to (i) the estimated cost to repair or restore the Purchased Assets affected by such Loss (the “Affected Assets”) to substantially repair or restore their condition immediately prior to the occurrence of such Loss or (ii) if such Affected Assets are destroyed or damaged beyond repair, the replacement cost of the Affected Assets and, in either case the Purchaser shall complete the Transactions as provided in this Agreement and all compensation payable on account of such Loss shall be retained by the Sellers. If the Purchaser elects to reduce the Purchase Price pursuant to this Section 5.06, the Sellers and the Purchaser shall negotiate in good faith in an effort to agree upon the amount of such reduction. If the parties are unable to reach agreement within five (5) Business Days after notice of the Loss is given by the Sellers, then the amount of the reduction shall be determined by an independent, qualified insurance adjuster selected by the parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application of either party).

SECTION 5.07 Confidentiality. (a) The terms of the letter agreement dated as of August 29, 2007 (as amended from time to time, the “Confidentiality Agreement”) between PTI and the Purchaser are hereby incorporated herein by reference, and shall continue in full force and effect until the Closing, at which time the confidentiality and employee non-solicitation obligations of the Purchaser under the Confidentiality Agreement shall terminate; provided, however, that such obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) and those employees exclusively relating to the Business; provided, further, that notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the Sellers shall not be required to maintain the name of the Purchaser, this Agreement or any Ancillary Agreement as confidential. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) Nothing provided to the Purchaser pursuant to Section 5.05 shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser pursuant to Section 5.05 or otherwise by PTI or any Representative (as defined in the Confidentiality Agreement) thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c) Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.08 Regulatory and Other Authorizations; Notices and Consents. (a) The Purchaser and the Sellers shall each use their commercially reasonable efforts to promptly obtain all waivers, authorizations, notices to proceed, consents, orders and approvals of all Governmental Authorities and officials, make all required filings, applications and petitions with, and give all required notices to, the applicable Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such waivers, authorizations, consents, orders, notices to proceed and approvals. Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act and the Competition Act (the filing fees in regard of which shall be payable by the Purchaser) with respect to the Transactions within ten (10) Business Days of the date hereof, to request expedited treatment of any such filings and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or the Competition Act, and the Purchaser will promptly make all filings or notifications required under the ICA, if any. The Purchaser and Sellers each agree that, during the term of this Agreement, it will not withdraw its filing under the HSR Act or any other applicable antitrust, competition or trade regulation law without the written consent of the other party. The Purchaser and Sellers each agree that it will not enter into any timing agreement with any Governmental Authority without the written consent of the other party. The Sellers shall not be required to pay any fees, or other payments to any Governmental Authorities in order to obtain any authorization, notice to proceed, consent, order or approval, including any made pursuant to the HSR Act or the Competition Act in connection with the Transactions.

(b) Without limiting the generality of the undertakings made by the parties hereto pursuant to Section 5.08(a), each party agrees to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the Transactions as promptly as practicable, and in any event, no later than the Termination Date. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of their Affiliates shall be required, in connection with obtaining any action or no action, waiver, authorization, consent, Order or approval of any Governmental Authority or other Person, or otherwise in connection with the consummation or making effective of the Transactions, to (x) sell, divest, hold separate, otherwise dispose of or license or conduct any portion of their respective assets, properties or businesses or the assets, properties or businesses to be acquired by the Purchaser pursuant hereto in a specified manner, or (y) agree to sell, divest, hold separate, otherwise dispose of or license or conduct any portion of their respective assets, properties or businesses or the assets, properties or businesses to be acquired by the Purchaser pursuant hereto in a specified manner, or (z) take or agree to take any other action or agree to any limitation that, in the case of clauses (x), (y) or (z), would have a material adverse effect on the Purchaser or their Affiliates or a material adverse effect on the benefits, taken as a whole, reasonably expected to be derived by Purchaser from the Transactions (any such term or condition in clauses (x), (y) or (z) being referred to herein as a “Burdensome Term or Condition”). In addition, each party hereto shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.

(c) Each party to this Agreement shall promptly notify the other parties when any such approval referred to in Section 5.08(a) is obtained, taken, made, given or denied, as applicable, and will notify the other parties of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed material communication by such party to any Governmental Authority. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties to this Agreement will provide the other parties with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.

(d) The parties to this Agreement shall not, and shall cause their respective Affiliates not to, take any action, or enter into any transaction or any agreement to effect any transaction (including any merger or acquisition but not including transactions or agreements in the ordinary course of business), that would reasonably be expected to make it materially more difficult to: (i) obtain the expiration or termination of the waiting period under the HSR Act applicable to the purchase of the Purchased Assets contemplated by this Agreement, (ii) obtain the approval under any applicable antitrust, competition or trade regulation law, (iii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would prevent the completion of the Transactions, or (iv) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the Transactions, in each case prior to the Termination Date.

SECTION 5.09 Permits and Licenses. (a) Commencing on the date of this Agreement, the parties, cooperating in good faith, shall use commercially reasonable efforts to take such steps, including the filing of any required applications with Governmental Authorities, as may be necessary (i) to effect the transfer of the Permits and Licenses to the Purchaser on or as soon as practicable after the Closing Date, to the extent such transfer is permissible under applicable Law, and (ii) to enable the Purchaser to obtain, on or as soon as practicable after the Closing Date, any additional licenses, permits, approvals, consents, certificates, registrations, and authorizations (whether governmental, regulatory, or otherwise) as may be necessary for the lawful operation of the Mills from and after the Closing Date (the actions described in the foregoing clauses (i) and (ii) being referred to herein as the “Permitting Process”). Any filing or other fees and other out-of-pocket expenses associated with the Permitting Process shall be paid by the Purchaser.

(b) The Purchaser acknowledges that it may not be possible to complete the Permitting Process prior to the Closing Date and agree that completion of the Permitting Process prior to the Closing Date shall not be a condition to its obligation to proceed with this transaction as provided in this Agreement.

SECTION 5.10 Transferred Names and Marks. (a) No later than six (6) months following the Closing, each Seller shall, and shall cause each of its Affiliates to, file amendments with the appropriate Governmental Authorities changing its corporate name, “doing business as” name, trade name, and any other similar corporate identifier (each, a “Corporate Name”) to a Corporate Name that does not contain any of the Transferred Names and Marks.

(b) Effective as of the Closing, the Purchaser hereby grants to the Sellers and their Affiliates a worldwide, royalty-free, nonexclusive right and license to use the Transferred Names and Marks, together with any and all variations and acronyms thereof and all trademarks, service marks, domain names, email addresses, trade names, trade dress and other identifiers of source or goodwill containing, incorporating, or associated with any of the foregoing, in connection with the continued operation of their respective businesses (i) as or as part of any Corporate Name during the six (6) months following the Closing (the “Transition Period”), (ii) to the extent necessary to grant the license granted, and otherwise to comply with Sellers’ duties and obligations, under Section 5.11 of the Interfor Asset Purchase Agreement, and (iii) on all of their existing stocks of signs, business cards, packaging, letterheads, invoice stock, Internet and Intranet websites, advertisements and promotional materials, inventory and other documents and materials during the Transition Period. During the Transition Period, the Sellers and their Affiliates may sublicense the rights granted hereunder to their authorized distributors, vendors, subcontractors and resellers solely for the purpose of using the Transferred Names and Marks in connection with the continued operation of the respective businesses of the Sellers and their Affiliates in accordance with the provisions of this Section 5.10.

(c) Except as expressly provided in this Agreement, no other right to use the Transferred Names and Marks is granted by the Purchaser to the Sellers or their Affiliates, whether by implication or otherwise. The Sellers shall ensure that all use of the Transferred Names and Marks by the Sellers and their Affiliates as provided in this Section 5.10 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Transferred Names and Marks were used in the

Business prior to the Closing. Any and all goodwill generated by the use of the Transferred Names and Marks under this Section 5.10 shall inure solely to the benefit of the Purchaser. For the avoidance of doubt, the Purchaser agrees that no Seller or any of its Affiliates shall have any responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser of any Transferred Names and Marks from and after the Closing.

(d) Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 5.10, the Sellers and their Affiliates shall have the right, at all times after the Closing, to (i) keep records and other historical or archived documents containing or referencing the Transferred Names and Marks, (ii) use the Transferred Names and Marks to the extent required by or permitted as a fair use under applicable Law, and (iii) refer to the historical fact that the Sellers and their Affiliates previously conducted their respective businesses under the Transferred Names and Marks.

SECTION 5.11 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Sellers with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser, including the delivery of any clearance certificate under section 99 of the Social Services Tax Act (British Columbia).

SECTION 5.12 Transition Services. Following the Closing, the Sellers and the Purchaser shall provide, or cause to be provided, certain services as may be agreed to between the Sellers and the Purchaser, as further set forth in a term sheet to be agreed by the Sellers and the Purchaser on or before January 14, 2007 and in a transition services agreement to be entered into by the Sellers and the Purchaser as of the Closing and in form and substance satisfactory to the Purchaser and the Sellers (the “Transition Services Agreement”).

SECTION 5.13 Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

SECTION 5.14 Tax Cooperation and Exchange of Information. The parties hereto will provide the other parties with such cooperation and information as may be reasonably requested in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the parties will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.14. Each of the parties will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods (the “Tax Documents”) until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) eight (8) years following the due date (without extension) for such Tax Returns. After such time, before any of the parties shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). In the event that a Seller is liquidated or otherwise ceases to be a going concern prior to the expiration of the period described in the second preceding sentence, such Seller shall offer the Purchaser the opportunity described in the preceding sentence (with 90 days’ prior written notice or such shorter period of notice as may be practicable) to remove and retain Tax Documents and such Seller may then dispose of any such documents not removed by Purchaser. If it is not practical to give the other party the right to retain Tax Documents, the other party may instead be given a reasonable opportunity to make copies, at its own expense of such Tax Documents. Any information obtained under this Section 5.14 shall be kept confidential, except as may be otherwise of reasonable assistance in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 5.15 Conveyance Taxes.

(a) Canadian Conveyance Taxes. The Purchaser agrees to assume liability for and to pay all Conveyance Taxes incurred in Canada as a result of the Transactions.

(b) United States Conveyance Taxes. In the event that any Conveyance Taxes (as may be reduced or eliminated pursuant to Section 1146(b) of the Bankruptcy Code and/or the Transaction Approval Order entered by the Bankruptcy Court) are assessed in the United States on the transfer of the Purchased Assets to the Purchaser, the Sellers and the Purchaser shall each pay one-half of such Conveyance Taxes. The Sellers shall complete and file all returns associated therewith.

(c) GST. On the Closing Date the Purchaser and the Sellers shall jointly elect under paragraph 167(l)(b) of the Excise Tax Act (Canada) in the prescribed form and containing the prescribed information to permit the Purchased Assets to be conveyed from the Sellers to the Purchaser without GST being payable in respect of the sale and purchase of the Purchased Assets. The Purchaser and the Sellers shall jointly complete the election form in respect of that election and the Purchaser will file the election form no later than the due date for the Purchaser’s GST return for the first reporting period in which GST would, in the absence of that election, become payable in connection with the Transactions and provide the Sellers with a copy of the filed form. The Purchaser shall indemnify and hold harmless the Sellers for any Taxes assessed against the Sellers due to the Sellers not collecting, as a result of entering into the election contemplated in this section with the Purchaser, any Taxes under the Excise Tax Act (Canada) in respect of the sale and the transfer of the Purchased Assets or because of the failure by the Purchaser to file the election as required by this Section 5.15(c).

(d) Social Services Tax. At the Closing, the Purchaser shall self-assess and remit the applicable PST imposed on the Purchaser with respect to the sale and purchase of the Purchased Assets under this Agreement. The Purchaser shall indemnify and hold harmless the Sellers for any Taxes assessed against the Sellers under the Social Services Tax Act (British Columbia) due to the failure of the Purchaser to deliver to the Sellers any Taxes payable under the Social Services Tax Act (British Columbia) with respect to the sale and purchase of the Purchased Assets under this Agreement.

SECTION 5.16 Proration of Taxes and Certain Charges. (a) Except as provided in this Section 5.16, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between the Sellers and the Purchaser as of 12:01 a.m. New York time on the Closing Date (using the same methodology set forth in the definition of Excluded Taxes). If any Taxes subject to proration are paid by the Purchaser, on the one hand, or the Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by any of the Sellers for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, cost of fuel, fees and charges under Permits and Licenses and other charges commonly apportioned on the sale of real property and interests therein in the applicable jurisdiction, shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 a.m. New York time on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that the Sellers shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and the Purchaser shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date, and if the Purchaser or the Sellers, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other parties their share of such payments.

(d) The prorations pursuant to this Section 5.16 may be calculated after the Closing Date, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

(e) The Sellers shall not take any actions (including, but not limited to, filing any Tax Return or amended Tax Return, responding to any audit or inquiry by a taxing authority, or settling or compromising any controversy with a taxing authority) that could affect the Tax Liability of the Purchaser or any of their Affiliates without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed provided that this Section 5.16(e) shall not apply to income taxes or Tax Returns in respect thereof.

SECTION 5.17 Personal Information. In respect of any Personal Information contained in the books and records of the Sellers that the Purchaser has had access to or acquire at Closing, the Purchaser will: (a) before the Closing, use the Personal Information solely for purposes relating to the Transactions and, if the Closing does not occur, return the Personal Information to the Sellers; and (b) if the Closing does occur, then after the Closing: (i) use and disclose any such Personal Information only for necessary employment purposes in compliance with all applicable Laws; and (ii) to the extent required by applicable Laws, notify any Person whose Personal Information has been disclosed to the Purchaser through the books and records that the Transactions have taken place and that the Personal Information was disclosed to the Purchaser as a consequence of such Transactions.

SECTION 5.18 Waiver of Site Profile. The Purchaser waives any requirement under the Environmental Management Act (British Columbia) or any replacement legislation for the Sellers to provide a site profile for any of the real property included in or in which any interest in which is included in any of the Purchased Assets.

SECTION 5.19 Vehicle Registration. Effective upon Closing, the Sellers and Purchaser shall arrange for the transfer of the registration of all registered trucks, cars, other vehicles and rolling stock included in the Purchased Assets into the Purchaser’s name. Purchaser shall not use such trucks, cars, other vehicles or rolling stock until such registrations have been so transferred.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01 Salaried Employees. (a) The Purchaser shall offer employment, conditional upon Closing and effective as of the Closing Date, to each of the Salaried Employees listed on Section 6.01(a) of the Disclosure Schedule, as may be amended by the Sellers by notice to the Purchaser after the date hereof and prior to Closing, who are, on the Closing Date, not Inactive Employees (“Active Salaried Employees”).

(b) The Purchaser shall also offer employment to each of the Salaried Employees listed on Section 6.01(a) of the Disclosure Schedule who are, on the Closing Date, Inactive Employees (“Inactive Salaried Employees”), upon any such Inactive Salaried Employee becoming eligible for reinstatement for active employment, or earlier, if required by a contract or by applicable Law or Governmental Authority.

(c) Each offer contemplated in Section 6.01(a) and Section 6.01(b) above shall provide:

(i) substantially the same job function and title as such Salaried Employee was performing or held immediately prior to becoming an employee of the Purchaser without material change or diminution of job responsibility or authority;

(ii) substantially the same wages or salary as such Salaried Employee received at the Effective Time;

(iii) substantially the same benefits as those provided by the Sellers to the Salaried Employees at the Effective Time pursuant to newly created employee plans of the Purchaser, effective at the Effective Time;

(iv) credit for service with the Sellers and their Affiliates and predecessors under the Purchaser’s employee plan for purposes of eligibility, vesting and locking-in but not benefit accrual; provided that in no event shall such credit result in any duplication of benefit or funding; and

(v) for the recognition of the service of the Salaried Employees for the purposes of vacation and severance and termination obligations and all other service-based benefits or perquisites as if they had been employed by the Purchaser since their individual dates of hire by a Seller, without preexisting condition exclusions, waiting times to commence coverage, or other lapses in coverage.

(d) The Purchaser shall offer employment, conditional and effective as of the Closing, to each of the Salaried Portland Employees on terms that the Purchaser shall determine.

(e) The Sellers will give notice to the Salaried Employees and the Salaried Portland Employees who accept the Purchaser’s offer of employment referred to in this Section 6.01 of the transfer of employment of those Salaried Employees and Salaried Portland Employees to the Purchaser, and the Sellers shall obtain the input and approval of the Purchaser regarding the form and content of such notice in advance of issuing it. The Sellers shall not terminate the employment of any Salaried Employee or Salaried Portland Employee who accepts the Purchaser’s offer of employment referred to in this Section 6.01 without the approval of the Purchaser.

SECTION 6.02 Union Employees. (a) The Sellers shall deliver all notices required under the Collective Agreements or under applicable Law in a manner sufficient to provide appropriate notice of the Closing.

(b) The Purchaser acknowledges and agrees that subject to the Closing, on the Closing Date the Purchaser will become a successor employer in respect of, and will assume all obligations under and be bound by the Collective Agreements, including (i) the obligation to continue the employment of Union Employees actively employed at a Mill, and (ii) the obligation to employ Inactive Employees as and when required under the Collective Agreements and as required by applicable Law, until the termination, expiration or replacement of such obligations. To the extent any Union Employees do not agree to commence employment with the Purchaser, the Purchaser will have no further obligation to employ, re-employ or offer employment to them.

(c) Within ten (10) Business Days after execution by all parties of this Agreement, the Sellers shall deliver or cause to be delivered to the Purchaser a list of Union Employees showing their respective positions and hire dates, which list shall be true and complete in all material respects.

SECTION 6.03 Canadian Multi-Employer Pension Plan, Canadian Industry Benefit Plan and US Multi-Employer Pension Plan. (a) As of the Closing Date, the Purchaser will become a participating employer in the Canadian Multi-Employer Pension Plan, the Canadian Industry Benefit Plan and the US Multi-Employer Pension Plan. The Sellers will remit all contributions to the Canadian Multi-Employer Pension Plan, the Canadian Industry Benefit Plan and the US Multi-Employer Pension Plan in respect of employment of the Transferred Employees up to and including the day that is immediately prior to the Closing Date.

(b) The contributions will include all of the contributions that are due to be remitted on or prior to the day that is immediately prior to the Closing Date and contributions which have accrued up to such date whether or not actually due or scheduled to be remitted on or before that date. The Sellers will also complete all of the other obligations under the Canadian Multi-Employer Pension Plan, the Canadian Industry Benefit Plan and the US Multi-Employer Pension Plan in respect of such period including reporting obligations.

(c) As of the Closing Date, the Sellers will cause their obligations in respect of the employment of the Transferred Employees on and after the Closing Date and arising pursuant to Canadian Multi-Employer Pension Plan, the Canadian Industry Benefit Plan and the US Multi-Employer Pension Plan to be transferred to the Purchaser. The Purchaser will assume all obligations of the Sellers in respect of the employment of the Transferred Employees on and after the Closing Date arising under the terms of the Canadian Multi-Employer Pension Plan, the Canadian Industry Benefit Plan and the US Multi-Employer Pension Plan.

(d) The Sellers will terminate their participation in the Canadian Multi-Employer Pension Plan, the Canadian Industry Benefit Plan and the US Multi-Employer Pension Plan in respect of the Transferred Employees as of the Closing Date.

SECTION 6.04 Co-operation. The Sellers shall co-operate with the Purchaser (i) in the distribution of the offers of employment to Salaried Employees and Salaried Portland Employees made pursuant to this Article VI prior to the Closing and collection of accepted offers, and (ii) in effecting an orderly transfer of the Salaried Employees and Salaried Portland Employees who accept employment with the Purchaser.

SECTION 6.05 Employee Plans. Except as provided in Section 2.02(a), the Sellers acknowledge that notwithstanding the sale and purchase of the Purchased Assets hereunder, the Sellers shall be and remain solely responsible for all obligations to Business Employees accruing under the Employee Plans to:

(a) each Active Salaried Employee, until such Active Salaried Employee accepts the Purchaser’s offer of employment made in accordance with Section 6.01,

(b) each Inactive Salaried Employee, until such Inactive Salaried Employee accepts the Purchaser’s offer of employment made in accordance with Section 6.01,

(c) each Salaried Portland Employee, until such Salaried Portland Employee accepts the Purchaser’s offer of employment made in accordance with Section 6.01, and

(d) all former Salaried Employees and former Salaried Portland Employees of the Business,

including any benefits to which a Salaried Employee or Salaried Portland Employee within ninety (90) days following the Closing Date is or would have been entitled upon termination of employment (by way of retirement or otherwise) at the Closing Date and any benefits to which any former Salaried Employees or former Salaried Portland Employees may be entitled at any time. The Purchaser shall establish employee plans for the Transferred Employees who are Salaried Employees or Salaried Portland Employees within ninety (90) days following the Closing Date in compliance with (c). Such US employee plans shall agree to accept a transfer of assets from Sellers’ US Retirement Plans with respect to such Transferred Employees.

At the Effective Time (or on the date they become employees of the Purchaser in the case of such persons who are Inactive Salaried Employees), all Transferred Employees who are members of the Canadian Salaried Employees’ Plan will become members of the defined contribution component of the Purchaser’s newly created employee plan. Following the Closing Date, the assets and liabilities relating to the Transferred Employees, in respect of credited service accrued under the Canadian Salaried Employees’ Plan up to the Closing Date, shall be transferred from the Canadian Salaried Employees’ Plan to the Purchaser’s newly created employee plan in accordance with Section 6.05 of the Disclosure Schedule (to be agreed by the parties prior to Closing), provided that for greater certainty no liabilities will transfer unless assets have been transferred to the newly created employee plan.

SECTION 6.06 Employee Benefits Claims. Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and other welfare benefits (“Welfare Benefits”) (other than disability benefits as described below) that are incurred before the Closing Date shall be the sole responsibility of the Sellers and the Employee Plans. Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of the Purchaser and the Purchaser’s welfare benefit plans. For purposes of the preceding provisions of this Section 6.05, a medical or dental claim shall be considered incurred on the date when medical or dental services are rendered or medical or dental supplies are provided, and not when the condition arose or the course of treatment began. Claims of individuals who are receiving or have filed claims for short-term or long-term disability benefits under a disability plan of the Sellers as of the Closing Date (or who make a claim following the Closing Date but in respect of an injury or other event occurring prior to the Closing Date that renders the employee eligible) shall be the sole responsibility of Sellers under such plan. Claims of Transferred Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that are made in respect of an injury or other event occurring on or after the Closing Date shall be the sole responsibility of the Purchaser.

SECTION 6.07 COBRA Obligations. Notwithstanding anything to the contrary in this Agreement, the Sellers shall retain all Liabilities, and the Purchaser shall have no Liability, with respect to the provision of notices, election periods, and benefits pursuant to Section 4980B of the Tax Code or Part 6 of Subtitle B of Title 1 of ERISA, to any Business Employees or any other former employees of Sellers or other individuals associated with any Business Employees or any other former employees of Sellers with respect to qualifying events occurring on or before the Closing Date or in connection with this transaction.

SECTION 6.08 Payment and Expenses at Closing. (a) The Sellers will be responsible for all payments made and all expenses, costs and other Liabilities required to be paid in connection with the termination of employment of those Salaried Employees who do not accept the Purchaser’s offer of employment referred to in Section 6.01.

(b) The Sellers acknowledge and agree that they maintain sole responsibility for paying and providing to the Salaried Employees all wages, salaries and other incentives relating to the Salaried Employees’ terms and conditions of employment prior to the Closing Date and the Sellers will indemnify and save harmless the Purchaser from and against any and all claims, demands, actions, losses, damages, costs and expenses whatsoever, including legal fees arising in respect of the foregoing.

(c) The Sellers covenant and agree that in the final paychecks or remittances from the Sellers to the Business Employees, the Sellers will pay to all of the Business Employees all amounts that have accrued for wages, salaries and other incentives attributable for the period up to the Closing Date.

(d) The Purchaser will be responsible for all payments made and all expenses and costs required to be paid in connection with any Transferred Employee who ceases employment with, or whose employment is terminated by, the Purchaser following the Closing Date (including all severance pay, whether related to the employees’ work history with the Seller or otherwise) and will indemnify and hold harmless the Seller from and against all claims, demands, actions, losses, damages, costs and expenses whatsoever, including legal fees arising in respect of the foregoing.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the fulfillment or written waiver by the Sellers, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects on and as of the Closing Date, and (B) that are qualified as to “materiality”, shall be true and correct on and as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, on and as of such other date; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. (i) Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated, or the applicable approval, ruling or the like as is required to comply with the HSR Act has been issued; (ii) Competition Act Compliance applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have been obtained or made; (iii) any approvals, filings, rulings or the like as are required prior to Closing to comply with the antitrust legislation of any relevant jurisdiction (other than under the HSR Act and the Competition Act), the absence of which would reasonably be expected to (A) have a Material Adverse Effect or (B) result in a criminal violation, shall have been obtained or made; and (iv) if the Transactions are reviewable under the ICA, the minister designated in accordance with the ICA and the applicable order in council shall be satisfied that the Transactions are likely to be of net benefit to Canada or such minister shall be deemed to be satisfied that the Transactions are likely to be of net benefit to Canada;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of such Transactions; and

(d) Transaction Approval Orders. The Bankruptcy Court and the Canadian Court shall each have entered a Transaction Approval Order and such Orders shall be Final Orders.

SECTION 7.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects on and as of the Closing Date and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct on and as of the Closing Date, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, on and as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. (i) Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated, or the applicable approval, ruling or the like as is required to comply with the HSR Act has been issued; (ii) Competition Act Compliance applicable to the purchase of the Purchased Assets contemplated by this Agreement, (iii) any approvals, filings, rulings or the like as are required prior to Closing to comply with the antitrust legislation of any relevant jurisdiction (other than the HSR Act and the Competition Act), the absence of which would reasonably be expected to (A) have a Material Adverse Effect or (B) result in a criminal violation, shall have been obtained or made; and (iv) if the Transactions are reviewable under the ICA, the minister designated in accordance with the ICA and the applicable order in council shall be satisfied that the Transactions are likely to be of net benefit to Canada or such minister shall be deemed to be satisfied that the Transactions are likely to be of net benefit to Canada, provided that none of the approvals in clauses (i), (ii) and (iv) shall include any condition, requirement, restriction or change that, individually or in the aggregate, imposes any Burdensome Term or Condition unless such Burdensome Term or Condition is acceptable to the Purchaser in its reasonable discretion;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of such Transactions;

(d) Transaction Approval Orders. The Bankruptcy Court and the Canadian Court shall each have entered a Transaction Approval Order and such Orders shall be Final Orders;

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(f) Other Agreements. The Sellers shall have duly executed and delivered to the Purchaser each of the Ancillary Agreements;

(g) Contracts. The Sellers shall have obtained, to the extent necessary to effect the assignment of the Contracts set forth in Section 7.02(g) of the Disclosure Schedule, the approval of the Bankruptcy Court and the Canadian Court pursuant to the Transaction Approval Orders and/or the consent to the assignment from the applicable counterparties, and the Sellers shall have duly assigned such Contracts to the Purchaser;

(h) Inventory. The Sellers shall have maintained the minimum levels of the Inventory set forth in Section 5.04;

(i) Facilities Shutdown. No shutdown of any facility or Mill which is a Purchased Asset shall have occurred as a result of any labor strike, labor dispute, work stoppage or similar event related to such facility or Mill or any supplies of any such facility or Mill continued for a period of more than fourteen (14) days and none of the facilities or Mills operated by the Sellers shall have been damaged or destroyed, prior to the Closing Date, by fire or other casualty, such that, as of the Closing Date, the Business cannot be operated in the normal course;

(j) Fiber Presentation. No material deviations from the information and estimates set forth in Section 7.02(j) of the Disclosure Schedule, shall have occurred with respect to the periods covered therein occurring prior to the Closing Date;

(k) Permits. All Permits and Licenses included in the Purchased Assets shall have been transferred to the Purchaser or, if any Permit or License is not transferable, a replacement Permit or License, on substantially similar terms, shall have been issued to the Purchaser;

(l) Title Policy. The Purchaser shall have received an original policy or policies of title insurance with respect to the Owned Real Property and Leased Real Property satisfactory to the Purchaser acting reasonably;

(m) Transferred Employees. The employees set forth on Exhibit 7.02(m) (the “Key Employees”), seventy-five percent (75%) of the Salaried Employees at each Mill and the Salaried Portland Employees designated as “Key Portland Employees” as identified by the Purchaser by notice to the Sellers on or prior to the Closing Date, shall have accepted employment with the Purchaser or an Affiliate of the Purchaser on the terms and conditions offered by the Purchaser or such Affiliate in accordance with the terms and conditions of this Agreement;

(n) Release of Liens. To the extent that the Transaction Approval Orders authorize the Sellers to file, execute, deliver and/or file Uniform Commercial Code or Personal Property Security Act (British Columbia) termination statements, lien releases, discharges, financing change statements and such other documents, notices or instruments absent the consent of the holder of a Lien, the Sellers shall have executed, delivered and/or filed such termination statements, lien releases, discharges, financing change statements or other documents, notices or other instruments as the Purchaser may deem reasonably necessary or desirable to release Liens (other than Permitted Encumbrances) on the Purchased Assets, to the extent they are authorized to do so absent the consent of the holder of the Lien;

(o) General Release. The Sellers shall deliver a general release to the Purchaser as set forth on Exhibit 7.02(o); provided, that such release shall not release the Purchaser of any of its obligations hereunder or under the Ancillary Agreements and the Transaction Approval Orders; and

(p) Chapter 5 Causes of Action. The Transaction Approval Order shall approve the transfer by the Sellers to the Purchaser of the causes of action arising under sections 510, 544 through 546 and 548 through 550 of the Bankruptcy Code or under similar state law as part of the Purchased Assets as set forth in Section 2.01(a)(ix).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Sellers or the Purchaser if: (i) the Stalking Horse Protections Orders have not been entered by the Bankruptcy Court and approved by the Canadian Court and become Final Orders on or prior to January 15, 2008; (ii) the Purchaser is not selected as “the Successful Bidder” in accordance with the Pulp Assets Bid Procedures Orders; (iii) in the event that the Purchaser is selected as the Successful Bidder in accordance with the Pulp Assets Bid Procedures Orders, the Transaction Approval Orders have not been approved by the Bankruptcy Court and Canadian Court and become Final Orders on or prior to February 13, 2008; or (iv) the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Purchaser or the Sellers in the event that any Order restraining, enjoining or otherwise prohibiting the Transactions shall have become a Final Order;

(c) by the Sellers if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured as of the Closing, as the same may be extended by mutual written agreement of the parties;

(d) by the Purchaser (i) the Sellers shall have breached any of their representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured as of the Closing, as the same may be extended by mutual written agreement of the parties, (ii) if the Sellers adjourn or continue the Auction (as defined in the Pulp Assets Bid Procedures Order) to a date after February 5, 2008 without the prior written consent of the Purchaser or if the Sellers determine to pursue one or more transactions other than pursuant to the Stalking Horse Procedures Orders; (iii) the aggregate amount of the Determined Cure Costs and the Asserted Cure Costs exceeds the cash portion of the Purchase Price; or (iv) upon the consummation of any transaction or series of transactions pursuant to which the Sellers and its Affiliates reorganize the Business, or if all or substantially all of the Sellers’ assets relating to the Business are sold, disposed of, or otherwise liquidated other than in a sale to Purchaser pursuant to the Stalking Horse Procedures Orders; or

(e) by the written consent of each of the Sellers and the Purchaser.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, there shall be no liability on the part of any party hereto except as set forth in Section 2.05, 2.06(b), Section 5.02, Section 5.07, and Article X.

ARTICLE IX

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 9.01 Non-Survival of Representations and Warranties. The representations, warranties and covenants (other than covenants that, by their terms, survive the Closing or termination of this Agreement) in this Agreement shall terminate at the Closing, or upon termination of this Agreement pursuant to Section 8.01, and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any such representation, warranty or covenant hereunder, subject to Section 8.02.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. As between the Purchaser and the Sellers, the Sellers shall bear all of the costs of administration of the Chapter 11 Cases and the Canadian Proceedings.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(i)	if to the Sellers:

Pope & Talbot, Inc.

1500 S.W. First Avenue, Suite 200

Portland, OR 97201

USA

Telecopy: (503) 220-2758

Attention: R. Neil Stuart, Chief Financial Officer

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

USA

Telecopy: (212) 848-7179

Attention: Fredric Sosnick

          Christa A. D’Alimonte

(ii)	if to the Purchaser:

PT Pindo Deli Pulp and Paper Mills

Plaza BII, Tower II 7th floor

Jalan M.L. Thamrin No. 51

Jakarta 10350

Republic of Indonesia

Telecopy: (62-21) 392 9001-3

Attention: Raymond Liu

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

USA

Telecopy: (212) 354-8113

Attention: John M. Reiss

          Matthew J. Kautz

SECTION 10.03 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions, or otherwise communicate with any news media without the prior written consent of the other parties except as otherwise required by Law, applicable stock exchange regulation or in filings in the Bankruptcy Court, Canadian Court or office of the United States trustee, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in respect of the Sellers in the Chapter 11 Cases or the Canadian Proceedings) and permitted assigns, but shall not be assignable or delegable (i) by the Sellers without the prior written consent of the Purchaser and by Orders of the Canadian Court and the Bankruptcy Court, or (ii) by the Purchaser without the prior written consent of the Sellers or by Orders of the Canadian Court and the Bankruptcy Court; provided, however, the Purchaser may assign its rights hereunder to one or more of its affiliates or other parties designated by it, which assignment shall not relieve the Purchaser of its obligations hereunder.

SECTION 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08 Waiver. Any party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto; or (c) waive compliance with any of the agreements of the other parties or conditions to such other parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 10.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d)

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York Law).

SECTION 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POPE & TALBOT, INC.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	VP & CFO

POPE & TALBOT LTD.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	VP & CFO

POPE & TALBOT PULP SALES U.S., INC.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	VP & CFO

MACKENZIE PULP LAND LTD.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	VP & CFO

P&T POWER COMPANY

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	VP & CFO

PT PINDO DELI PULP AND PAPER MILLS

By:	/s/ Raymond Liu
	Name:	Raymond Liu
	Title:	Authorized Person